   As filed with the Securities and Exchange Commission on September 20, 2001

                                                      Registration No. 333-62348

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                                 Amendment No. 2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              BOWATER INCORPORATED
             (Exact name of registrant as specified in its charter)

        Delaware                                    62-072180
        (State or other jurisdiction of             (I.R.S. employer
        incorporation or organization)              identification no.)


                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                             GREENVILLE, S.C. 29602
                                 (864) 271-7733
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              WENDY C. SHIBA, ESQ.
             VICE PRESIDENT, SECRETARY AND ASSISTANT GENERAL COUNSEL
                              BOWATER INCORPORATED
                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                             GREENVILLE, S.C. 29602
                                 (864) 271-7733
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy To:
                                PETER GATES, ESQ.
                            CARTER LEDYARD & MILBURN
                                  2 WALL STREET
                              NEW YORK, N.Y. 10005
                                 (212) 732-3200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
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      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2001

PROSPECTUS

                             Up to 5,821,696 shares

                              BOWATER INCORPORATED
                                  Common Stock
                           (par value $1.00 per share)

      This prospectus relates to the shares of common stock of Bowater Incorporated, a Delaware corporation, that we will issue upon exchange or redemption of exchangeable shares of Bowater Canada Inc., a corporation existing under the laws of Canada and an indirect subsidiary of Bowater, which we call Bowater Canada in this prospectus. The exchangeable shares are being issued to the former shareholders of Alliance Forest Products Inc., a corporation existing under the laws of Canada, in connection with our acquisition of Alliance.

      Each exchangeable share may be exchanged for one share of our common stock, plus all payable and unpaid dividends, if any, on a share of our common stock. We will issue the shares of our common stock offered by this prospectus only in exchange for, or upon the redemption of, the exchangeable shares. We will not receive any cash proceeds from this offering.

      We are paying all of the expenses of registration of this offering.

      The common stock of Bowater is traded on The New York Stock Exchange (under the symbol BOW), on regional U.S. exchanges, and on the London Stock
Exchange. On        , the last reported sales price of our common stock on The
New York Stock Exchange was $    per share. Unless otherwise indicated, all
dollar references in this prospectus are to U.S. dollars.

      This exchange of exchangeable shares for our common stock involves risks. See "Risk Factors" on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS        , 2001.

                                TABLE OF CONTENTS

INTRODUCTION .........................................................      1
WHERE YOU CAN FIND MORE INFORMATION ..................................      1
RISK FACTORS .........................................................      2
  The Exchange of Your Exchangeable Shares is Generally Taxable ......      3
  The Market Price of Our Common Stock May Be Less Than the Market
   Price of the Exchangeable Shares ..................................      3
  Our Common Stock Will Be Foreign Property for Canadian Tax Purposes       3
BOWATER ..............................................................      3
USE OF PROCEEDS ......................................................      3
DESCRIPTION OF CAPITAL STOCK .........................................      4
  Our Common Stock ...................................................      4
  Our Preferred Stock ................................................      5
CERTAIN CERTIFICATE, BY-LAW AND CONTRACT PROVISIONS ..................      6
PLAN OF DISTRIBUTION .................................................      6
HOW WE WILL ISSUE OUR COMMON STOCK TO YOU ............................      7
  You May Retract Your Exchangeable Shares ...........................      7
  We May Redeem Your Exchangeable Shares .............................      9
  Liquidation of Bowater Canada ......................................     10
  Insolvency of Bowater Canada .......................................     11
  Liquidation of Bowater .............................................     12
  Support Agreement ..................................................     12
INCOME TAX CONSIDERATIONS ............................................     13
  Canadian Federal Income Tax Considerations .........................     13
    Holders Resident in Canada .......................................     14
    Holders Not Resident in Canada ...................................     19
  United States Federal Income Tax Considerations ....................     20
    Exchange of Exchangeable Shares ..................................     22
    Passive Foreign Investment Company Considerations ................     23
    Shareholders Not Resident in or Citizens of the United States ....     23
LEGAL OPINIONS .......................................................     27
EXPERTS ..............................................................     27
FINANCIAL STATEMENTS OF ALLIANCE .....................................    F-1
      Exchange Table .................................................    F-2
      Unaudited Consolidated Financial Statements of
       Alliance Forest Products Inc. as of and for the
       six months ended June 30, 2001 ................................    F-3
      Consolidated Financial Statements of Alliance Forest
       Products Inc. as of and for the three years ended
       December 31, 2000 .............................................    F-7


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                                  INTRODUCTION

      This prospectus relates to the shares of our common stock that we will issue upon exchange or redemption of exchangeable shares of Bowater Canada. The exchangeable shares are being issued to the former shareholders of Alliance Forest Products Inc., which we call Alliance in this prospectus, in connection with our acquisition of Alliance.

      We acquired Alliance under the terms of a Plan of Arrangement agreed to by way of an Arrangement Agreement dated April 1, 2001, between Alliance and us.

      This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration or continuous offering process.

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

      Unless we have indicated otherwise, references in this prospectus to "Bowater," "we," "us," "our" and similar terms are to Bowater Incorporated and its consolidated subsidiaries, and references to "you," "your" and similar terms are to persons who hold exchangeable shares as a result of our acquisition of Alliance.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's Web site at http://www.sec.gov. In addition, our SEC filings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The SEC permits us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents.
The
information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is otherwise terminated:

      (a) Bowater's Annual Report on Form 10-K for the year ended December 31, 2000;

      (b) Bowater's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

      (c) Bowater's Current Report on Form 8-K as filed on April 4, 2001, and Amendment No. 1 to that report as filed on May 30, 2001; and

      (d) The description of our common stock contained in the Registration Statement of Bowater on Form S-3, File No. 33-51569.

      If you request a copy of any or all of the documents incorporated by reference in this prospectus, then we will send to you the copies you requested at no charge. However, we will not send exhibits to these documents, unless the exhibits are specifically incorporated by reference in these documents. You should direct requests for copies of any or all of these documents to 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602,
Attention: Investor Relations Department (telephone number: (864) 271-7733).

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. The Arrangement Agreement, in which the Plan of Arrangement is included as Schedule A, is included as an exhibit to the registration statement. Any statement made in this prospectus concerning the Arrangement Agreement and any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                  RISK FACTORS

      You should consider carefully the following risk factors, in addition to the other information contained in this prospectus, before exchanging your exchangeable shares for the shares of our common stock offered by this


                                       2
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prospectus. These factors relate only to the risks of making this exchange. They do not describe the risks relating to our business and operations in general.

THE EXCHANGE OF YOUR EXCHANGEABLE SHARES IS GENERALLY TAXABLE. The exchange of exchangeable shares for shares of our common stock is generally a taxable event in Canada and the United States. Your tax consequences depend on a number of factors, including your residency, the method of the exchange (redemption or purchase) and the length of time you held the exchangeable shares prior to the exchange. See "Income Tax Considerations."

THE MARKET PRICE OF OUR COMMON STOCK MAY BE LESS THAN THE MARKET PRICE OF THE EXCHANGEABLE SHARES. The Toronto Stock Exchange, which we call TSE in this prospectus, has conditionally approved the listing of the exchangeable shares on the effective date of our arrangement with Alliance, subject to Bowater Canada fulfilling all of the requirements of the TSE. Our common stock is listed on the NYSE, U.S. regional exchanges and the London Stock Exchange. We have agreed that the shares of our common stock issuable pursuant to the arrangement will be listed on the NYSE. We do not plan to list the exchangeable shares or our common stock on any other stock exchange in Canada or the United States. The price at which the exchangeable shares will trade will be based upon the market for the exchangeable shares on the TSE and the price at which the shares of our common stock will trade will be based upon the market for shares of our stock on the NYSE and the other exchanges upon which they trade. Although the market price of the exchangeable shares on the TSE and the market price of our common stock on the NYSE and the other exchanges should reflect essentially equivalent values, there can be no assurances that the market price of our common stock will be identical, or even similar, to the market price of the exchangeable shares.

OUR COMMON STOCK WILL BE FOREIGN PROPERTY FOR CANADIAN TAX PURPOSES. For so long as the exchangeable shares are listed on a prescribed stock exchange in Canada, and provided Bowater Canada maintains a substantial presence in Canada within the meaning of subsection 206(1.1) of the Income Tax Act (Canada), which we call the Canadian Tax Act in this prospectus, the exchangeable shares will not be foreign property under that Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons. Shares of our common stock however will be foreign property for these plans or persons. See "Income Tax Considerations."

                                     BOWATER

      We are engaged in the manufacture, sale and distribution of newsprint, uncoated groundwood specialties, coated groundwood paper, market pulp and lumber. We operate facilities in the United States, Canada and South Korea and we manage and control approximately 1.8 million acres of timberlands in the United States and Canada and have 32.0 million acres of timber cutting rights in Canada to support these facilities. Our principal executive offices are located at 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602, and our telephone number is (864) 271-7733.

                                 USE OF PROCEEDS

      We are offering to issue our common stock in exchange for the exchangeable shares, and we will not receive any cash proceeds from those exchanges.

                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 100,000,000 shares of our common stock and 10,000,000 shares of our preferred stock, par value $1.00 per share. As of August 7, 2001, which was prior to the effective date of our arrangement with Alliance, there were 50,409,434 shares of our common stock issued and outstanding and one share of our Special Voting Stock, par value $1.00 per share issued and outstanding. We will issue a maximum of 5,821,696 additional shares of our common stock in connection with the arrangement, including shares issued at the effective time of the arrangement and shares issued from time to time in exchange for exchangeable shares.

OUR COMMON STOCK

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Our Restated Certificate of Incorporation, as amended, does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive the dividends as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions and there are no dividends in arrears or default.


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
      The Support Agreement, dated July 24, 1998, among us, Bowater Canadian Holdings Incorporated, our subsidiary organized under the laws of the province of Nova Scotia, which we call Bowater Holdings in this prospectus, and Bowater Canada, prohibits us from declaring or paying any dividend on our common stock unless:

      - Bowater Canada immediately thereafter declares or pays, as the case may be, an equivalent dividend on the exchangeable shares; and

      - Bowater Canada has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the exchangeable shares.

OUR PREFERRED STOCK

      Our board of directors has the authority, without further vote or action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including but not limited to dividend rights if any, voting rights, if any, and liquidation and conversion rights, if any.

      Our board of directors has issued one share of the preferred stock, designated as special voting stock, par value $1.00 per share. The share of special voting stock has been issued to Montreal Trust Company of Canada, as trustee, which we call the Voting and Exchange Trustee in this prospectus, under the voting and exchange trust agreement between us, Bowater Holdings, Bowater Canada and the Voting and Exchange Trustee. The holder of the share of special voting stock is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by us or our affiliates as to which the holder of the share of special voting stock has timely received voting instructions from the holders of outstanding exchangeable shares in accordance with the Voting and Exchange Trust Agreement. The holders of our common stock and the holder of the share of special voting stock vote together as a single class on all matters.

      If we liquidate, dissolve or wind up our business, the holder of the share of special voting stock will be entitled to receive, before any distributions to holders of the shares of our common stock, $10.00 out of our assets that are available for distribution to our shareholders. We do not pay dividends on the share of special voting stock. We have no rights to redeem the share of special voting stock, except that, if at any time no exchangeable shares are outstanding (not counting shares owned by us or our affiliates), then we automatically will redeem and cancel the share of special voting stock and pay $10.00 to the former holder.


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
               CERTAIN CERTIFICATE, BY-LAW AND CONTRACT PROVISIONS

      Certain provisions of our certificate of incorporation or our by-laws may have the effect of delaying, deferring or preventing a change in control of Bowater. These provisions include:

      -     those regarding a classified board of directors;

      - the supermajority shareholder or special director voting requirements for approval of certain business combinations and for filling vacancies on the board of directors under certain circumstances;

      - the requirement that the shareholders may act only through a shareholders' meeting, coupled with the provision that only the board of directors or certain executive officers can call a special meeting of the shareholders;

      - the requirements under the by-laws for submitting proposals at shareholder meetings;

      - the ability of the board of directors to issue preferred stock, which is issued serially without prior approval of the shareholders and which may have various voting rights designated by the directors, including a separate right to approve a merger or sale of substantially all of our assets; and

      - the supermajority voting requirements to amend certain provisions of the certificate or, in certain circumstances, various provisions (including the notice provisions) of the by-laws.

Certain provisions in our employment contracts, change-in-control agreements, stock option plans, severance pay plans, and qualified and nonqualified benefit plans, and certain provisions in our credit agreements and in the indentures relating to outstanding debt securities may also have the effect of inhibiting a change in control of Bowater.

                              PLAN OF DISTRIBUTION

      Under the Plan of Arrangement, we, through our subsidiary, Bowater Canada, acquired all of the outstanding Alliance common shares, and each holder of an Alliance common share became entitled to receive, for each share, Cnd.$13.00 in cash, without interest, and either (i) 0.166 exchangeable shares or (ii) 0.166 shares of our common stock.

      We will issue Bowater common stock to you as follows:


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
      - you may at any time exchange your exchangeable shares for an equal number of shares of our common stock (see "How We Will Issue Our Common Stock to You -- You May Retract Your Exchangeable Shares");

      - we may, under certain circumstances, purchase or redeem your exchangeable shares by exchanging them for an equal number of shares of our common stock (see "How We Will Issue Our Common Stock to You -- We May Redeem Your Exchangeable Shares"); and

      - upon liquidation of Bowater or Bowater Canada, you may be required to, or may elect to, exchange your exchangeable shares for shares of our common stock (see "How We Will Issue Our Common Stock to You -- Liquidation of Bowater Canada", "-- Insolvency of Bowater Canada" and "-- Liquidation of Bowater").

      We have not engaged any broker, dealer or underwriter in connection with this offering of our common stock.

                    HOW WE WILL ISSUE OUR COMMON STOCK TO YOU

      The following describes how we will issue shares of Bowater common stock in exchange for your exchangeable shares. This description is a summary of certain provisions of the following documents:

      -     the Plan of Arrangement;

      -     Exhibit 1 to the Plan of Arrangement; and

      -     the Voting and Exchange Trust Agreement.

      The Plan of Arrangement (including the provisions attaching to the exchangeable shares) is included as Schedule A to the Arrangement Agreement. We have included the Arrangement Agreement and the form of Voting and Exchange Trust Agreement as exhibits to the registration statement of which this prospectus constitutes a part, and the following description is qualified in its entirety by reference to the Plan of Arrangement (including the provisions attaching to the exchangeable shares) and the Voting and Exchange Trust Agreement.

YOU MAY RETRACT YOUR EXCHANGEABLE SHARES

      You are entitled, at any time, to retract (in other words, to require Bowater Canada to redeem) any or all exchangeable shares owned by you and to receive one share of our common stock for each exchangeable share you retract. Your right of retraction is subject to the call right of Bowater Holdings described below. You may retract your exchangeable shares by presenting to Bowater


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
Canada or its transfer agent a certificate or certificates representing the exchangeable shares that you desire to have Bowater Canada redeem, together with other documents and instruments required under the Canada Business Corporations Act (the "CBCA") or the by-laws of Bowater Canada or by its transfer agent, and a properly executed retraction request. The retraction request has to:

      - state that you desire to have all or a specified number of your exchangeable shares redeemed by Bowater Canada;

      - state the business day on which you desire to have Bowater Canada redeem your exchangeable shares;

      - acknowledge the right of Bowater Holdings to purchase all but not less than all the exchangeable shares that you wish to retract directly from you; and

      - acknowledge that your request to retract your exchangeable shares is a revocable offer by you to sell your exchangeable shares to Bowater Holdings in accordance with Bowater Holdings' right to purchase all your exchangeable shares on the terms and conditions described below.

      The business day on which you desire to have Bowater Canada redeem your exchangeable shares can be not less than 10 business days and not more than 15 business days after the date on which Bowater Canada receives your retraction request. If you do not specify a day in your retraction request, the date of retraction will be the fifteenth business day after the date on which Bowater Canada received your retraction request.

      Promptly after Bowater Canada receives your retraction request, Bowater Canada will notify Bowater and Bowater Holdings of the request. Within five business days after that notice from Bowater Canada, in order to exercise its call right, Bowater Holdings must deliver a call notice to Bowater Canada. If Bowater Holdings delivers a call notice within the five business day time period, and provided that you do not revoke your retraction request, Bowater Canada will not redeem the exchangeable shares specified by you for retraction, and instead Bowater Holdings will buy those shares from you, on the date previously specified by you in your retraction request, for an equal number of shares of Bowater common stock. If Bowater Holdings does not deliver a call notice within the five business day period, and if you do not revoke your retraction request, Bowater Canada will redeem the exchangeable shares specified by you for retraction, on the date previously specified by you in your retraction request, for an equal number of shares of Bowater common stock.

      You may withdraw your retraction request by giving notice in writing to Bowater Canada before the close of business on the business day immediately


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
preceding the date of retraction. If you withdraw your retraction request, you will void your retraction request and revoke your offer to sell your exchangeable shares to Bowater Holdings.

      If Bowater Canada is not permitted by law to redeem all of the exchangeable shares tendered by a retracting holder because Bowater Canada is, or after the redemption would be, insolvent, Bowater must purchase the "unretracted" shares in exchange for our common stock on the retraction date, under the exchange right provided for in the Voting and Exchange Trust Agreement, described below. See "-- Insolvency of Bowater Canada".

WE MAY REDEEM YOUR EXCHANGEABLE SHARES

      Subject to the provisions described below, on or after June 30, 2008, Bowater Canada will have the right, upon 60 days' notice, to redeem all of the then outstanding exchangeable shares by delivering one share of our common stock for each exchangeable share. This right has the following limitations and additional features:

      - The date on which Bowater Canada redeems the exchangeable shares may be earlier than June 30, 2008, if:

            - on any earlier date there are fewer than 500,000 exchangeable shares outstanding (other than exchangeable shares held by us or our affiliates and as adjusted to reflect share splits and similar events) or

            - a transaction is proposed that will result in an acquisition of control (as described in the Plan of Arrangement) of Bowater;

      - in the case of an acquisition of control of Bowater, Bowater Canada may redeem the exchangeable shares by giving advance notice that its board of directors deems reasonable (rather than 60 days' notice), and the date of redemption will be the date immediately before the acquisition of control of Bowater; and

      - Bowater Holdings may preempt this right by exercising its call right, as described below.

The ability of Bowater Canada to exercise this redemption right also may be limited by applicable law.

      On or after the redemption date, when you present and surrender the certificates representing your exchangeable shares and any other required documents at the office of the transfer agent or the registered office of Bowater Canada, Bowater Canada either will:


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
      - deliver one share of Bowater common stock for each of your exchangeable shares, at your address as recorded in our securities register; or

      - hold shares of Bowater common stock for pick-up by you at the registered office of Bowater Canada or the office of the transfer agent as specified by Bowater Canada in the written notice given to you.

      If Bowater Canada proposes to redeem your exchangeable shares, Bowater Holdings will have a right to purchase on the redemption date all but not less than all of the exchangeable shares then outstanding by exchanging each then outstanding exchangeable share for one share of Bowater common stock. When Bowater Holdings exercises that right, you and the other holders of exchangeable shares will be obligated to sell the exchangeable shares to Bowater Holdings and Bowater Canada's right to redeem the exchangeable shares will end.

LIQUIDATION OF BOWATER CANADA

      If Bowater Canada liquidates, dissolves or winds up its business, or otherwise distributes its assets among its shareholders for the purpose of winding up its affairs, you will have preferential rights to receive, for each exchangeable share, one share of our common stock from the assets of Bowater Canada on the effective date of any such liquidation event.

      On or after the date of any such liquidation event, you may surrender certificates representing your exchangeable shares, together with other documents required to effect the transfer of exchangeable shares under the CBCA or the by-laws of Bowater Canada or by its transfer agent, at Bowater Canada's registered office or the office of the transfer agent. After we receive the certificates and other documents from you and subject to the exercise by Bowater Holdings of its right described below, Bowater Canada will:

      - deliver to you one share of our common stock for each of your exchangeable shares at your address as recorded in our securities register; or

      - hold shares of our common stock for pick-up by you at Bowater Canada's registered office or the office of the transfer agent, as specified by Bowater Canada in its written notice to you.

      If Bowater Canada liquidates, dissolves or winds up its business, or otherwise distributes its assets among its shareholders for the purpose of winding-up its affairs, Bowater Holdings will have the right to purchase all but not less than all of the outstanding exchangeable shares by exchanging each exchangeable share for one share of Bowater common stock. Upon the exercise of this right by Bowater Holdings, you will be obligated to sell your exchangeable shares to Bowater Holdings. The purchase by Bowater Holdings of all of the outstanding exchangeable shares upon the exercise of its right will occur on the date on which Bowater Canada liquidates, dissolves or winds up its business or otherwise distributes its assets among its shareholders for the purpose of winding up its affairs.

INSOLVENCY OF BOWATER CANADA

      If a Bowater Canada insolvency event occurs, the Voting and Exchange Trustee will have the right to require us to exchange any or all outstanding exchangeable shares (other than exchangeable shares held by Bowater or its affiliates) for an equal number of shares of our common stock.

      A Bowater Canada insolvency event will occur if:

      - Bowater Canada initiates any bankruptcy, insolvency or winding up proceeding; or

      - Bowater Canada consents to the institution of bankruptcy, insolvency or winding-up proceedings against it; or

      - any person files a petition, answer or consent seeking dissolution or winding-up of Bowater Canada under any bankruptcy, insolvency or similar laws, including, for example, the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), if Bowater Canada fails to contest in good faith any of these proceedings within 30 days after Bowater Canada becomes aware of them; or

      - Bowater Canada consents to the filing of any petition seeking its dissolution or winding-up or to the appointment of a receiver; or

      - Bowater Canada makes a general assignment for the benefit of creditors; or o Bowater Canada admits in writing its inability to pay its debts generally as they become due; or

      - Bowater Canada is not permitted by law to redeem any exchangeable shares in connection with a retraction request because Bowater Canada is insolvent or would be insolvent after the redemption.

      Whenever a Bowater Canada insolvency event occurs and while it continues, you will be entitled, subject to the provisions of the Voting and Exchange Trust Agreement, to instruct the Voting and Exchange Trustee to exercise the exchange right as to any or all of your exchangeable shares. By giving this instruction, you will require us to purchase your exchangeable shares. As soon as practicable following a Bowater Canada insolvency event or any event that may, with the passage of time or the giving of notice, become a Bowater Canada insolvency event, we and Bowater Canada will give written notice of the event to the Voting and Exchange Trustee. As soon as practicable after receiving the notice, the Voting and Exchange Trustee will notify you of the event or potential event and will advise you of your rights as to the exchange right.

LIQUIDATION OF BOWATER

      If a Bowater liquidation event occurs, we will be required to exchange each outstanding exchangeable share (other than exchangeable shares held by us or our affiliates) on the fifth business day before the effective date of a Bowater liquidation event for one share of our common stock.

      A Bowater liquidation event will occur if:

      - our board of directors decides to institute voluntary liquidation, dissolution or winding-up proceedings for Bowater; or

      - our board of directors decides to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; or

      - we receive notice of, or we otherwise become aware of, any threatened or instituted action to liquidate, dissolve or wind up Bowater's business or to make any other distribution of our assets among our shareholders for the purpose of winding-up our affairs and we fail to contest in good faith the action within 30 days of becoming aware of it.

      Following the fifth business day before a Bowater liquidation event, at your request and after you surrender your exchangeable share certificates, properly endorsed in blank and accompanied by any required instrument of transfer, we will deliver to you one share of our common stock for each exchangeable share you hold.

SUPPORT AGREEMENT

      The Support Agreement provides, among other things, that we will do everything needed for Bowater Canada to exchange exchangeable shares for shares of our common stock according to all laws that may apply, as set out above. The form of Support Agreement is included as an exhibit to the registration statement of which this prospectus is a part, and we refer you to that exhibit for the full terms of the Support Agreement.


                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      Subject to the qualifications and assumptions contained herein, the following discussion is the opinion of Fraser Milner Casgrain LLP, as to the principal Canadian federal income tax considerations, as of the date of this prospectus, generally applicable to holders of exchangeable shares who at all relevant times, for purposes of the Canadian Tax Act, hold their exchangeable shares and will hold their shares of our common stock as capital property and "deal at arm's length" (within the meaning of the Canadian Tax Act) with, and are not affiliated with, Bowater Canada or us. This discussion does not apply to a holder of exchangeable shares with respect to whom we are a foreign affiliate within the meaning of the Canadian Tax Act.

      You should consult with your own tax advisor as to whether, as a matter of fact, you hold your exchangeable shares and will hold your shares of Bowater common stock as capital property for purposes of the Canadian Tax Act. Mark-to-market rules in the Canadian Tax Act will preclude certain financial institutions from treating their exchangeable shares and shares of our common stock as capital property for purposes of the Canadian Tax Act. This discussion does not take into account the mark-to-market rules, and holders of exchangeable shares that are financial institutions for purposes of these rules should consult their own tax advisors.

      This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This discussion takes into account proposed amendments to the Canadian Tax Act and to the regulations under the Act and assumes that all the proposed amendments will be enacted in their present form. We cannot assure you that the proposed amendments will be enacted in the form proposed, if at all.

      This discussion does not otherwise take into account or anticipate any change in law, whether by legislative, administrative or judicial decision or action. It also does not take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

      WHILE THIS DISCUSSION IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE

TO ANY PARTICULAR HOLDER OF EXCHANGEABLE SHARES. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING YOUR PARTICULAR CIRCUMSTANCES.

      For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of our common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time these amounts arise. In computing a holder's liability for tax under the Canadian Tax Act, any cash amounts received by a shareholder in United States dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received by a shareholder must be expressed in Canadian dollars at the time the consideration is received.

Holders Resident in Canada

      The following portion of this discussion is applicable to holders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times. Certain of these persons to whom the exchangeable shares might not constitute capital property may elect, in certain circumstances, to have the property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Redemption of Exchangeable Shares

      On the redemption (including a retraction) of an exchangeable share by Bowater Canada, the holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital at that time of the exchangeable share so redeemed. For these purposes, the redemption proceeds will be the fair market value, at the time of the redemption, of the shares of our common stock received from Bowater Canada plus the amount, if any, of all accrued but unpaid dividends on the exchangeable share paid on the redemption. The amount of the deemed dividend generally will be subject to the same tax treatment accorded to dividends on the exchangeable shares as described below. On the redemption, the holder will also be considered to have disposed of the exchangeable share, but the amount of the deemed dividend will be excluded in computing the holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. See "Taxation of Capital Gains and Capital Losses" below. In the case of a holder that is a corporation, in some circumstances, the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend.

      In the case of a holder who is an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing the holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

      Subject to the discussion below, in the case of a holder that is a corporation other than a "specified financial institution"(as defined in the Canadian Tax Act), dividends received or deemed to be received on the exchangeable shares normally will be included in the corporation's income and deductible in computing its taxable income.

      A holder that is a "private corporation"(as defined in the Canadian Tax
Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the exchangeable shares to the extent that these dividends are deductible in computing the holder's taxable income.

      If we or any person with whom we do not deal at arm's length is a "specified financial institution" for the purposes of the Canadian Tax Act at the time a dividend is paid on an exchangeable share, then, subject to the exemption described in the next paragraph, dividends received or deemed to be received by a holder that is a corporation will be fully includible in income and will not be deductible in computing taxable income under Part I of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by these persons or a combination thereof, or a corporation controlled by one or more of these entities, or related to these entities. We have informed counsel that we are of the view that we and any person with whom we do not deal at arm's length are not a specified financial institution. However, we cannot assure you that this status will continue through the time that any dividend on the exchangeable shares is received or deemed to be received by a corporate holder.

      This denial of the dividend deduction to a corporate holder will not apply if at the time a dividend is received, or deemed to be received:

      - the exchangeable shares are listed on a prescribed stock exchange (which currently includes the TSE);

      -     Bowater controls Bowater Holdings and Bowater Canada; and

      - the recipient (together with persons with whom the recipient does not deal at arm's length and any partnership or trust of which the recipient, or such person, is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding exchangeable shares.

      The exchangeable shares are "term preferred shares" as defined in the Canadian Tax Act. Consequently, if you are a specified financial institution, you will be able to deduct this dividend in computing your taxable income only if:

      - we and any person with whom we do not deal at arm's length are not a specified financial institution at the time the dividend is received, and you acquired the exchangeable shares outside of the ordinary course of your business; or

      - in any case, at the time you received the dividend, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and you, either alone or together with persons with whom you do not deal at arm's length, do not receive (or are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

In addition, to the extent that a deemed dividend arises on the redemption of the exchangeable shares by Bowater Canada, the dividend may not be subject to the denial of dividend deduction applicable to dividends on term preferred shares. Specified financial institutions should consult their own tax advisors.

      A holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which will include dividends or deemed dividends that are not deductible in computing taxable income.

      The exchangeable shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Bowater Canada will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends (other than "excluded dividends" as defined in the Canadian Tax
Act) paid or deemed to be paid on the exchangeable shares and will be entitled to deduct an amount equal to 9/4 of the tax so payable in computing its taxable income for purposes of the Canadian Tax Act. Dividends received or deemed to be received on the exchangeable shares will not be subject to the 10% tax under
Part IV.1 of the Canadian Tax Act applicable to certain corporations.

Exchange of Exchangeable Shares with Bowater Holdings or Bowater

      On the exchange of an exchangeable share with Bowater Holdings or Bowater for shares of Bowater common stock, the holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the shares of our common stock plus any other amount received by the holder from Bowater Holdings or us as part of the exchange consideration. See "Taxation of Capital Gains and Capital Losses" below.

      BECAUSE OF THE EXISTENCE OF THE RETRACTION CALL RIGHT, THE REDEMPTION CALL RIGHT AND THE LIQUIDATION CALL RIGHT, YOU CANNOT CONTROL WHETHER YOU WILL RECEIVE OUR COMMON STOCK BY WAY OF REDEMPTION OF THE EXCHANGEABLE SHARE BY BOWATER CANADA OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARE BY BOWATER HOLDINGS OR US. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF REDEMPTION DIFFER FROM THOSE OF A PURCHASE.

Disposition of Shares of Our Common Stock

      The cost of a share of our common stock received on a retraction, redemption or exchange of an exchangeable share will be equal to the fair market value of the share at the time of the retraction, redemption or exchange. A disposition or deemed disposition of a share of our common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the share immediately before the disposition. The adjusted cost base to a holder of shares of our common stock acquired on a retraction, redemption or exchange of an exchangeable share will be determined by averaging the cost of the share with the adjusted cost base of all other shares of our common stock held by the holder as capital property immediately before the retraction, redemption or exchange, as the case may be. See "Taxation of Capital Gains and Capital Losses" below.

Dividends on Our Common Stock

       Dividends on shares of our common stock will be included in the recipient's income for the purposes of the Canadian Tax Act. The dividends received by an individual holder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include the dividends in computing its income and generally will not be entitled to deduct the amount of the dividends in computing its taxable income. A holder that is throughout the relevant taxation year a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on its aggregate investment income for the year, which will include the dividends. United States non-resident withholding tax on the dividends will be eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act.

Taxation of Capital Gains and Capital Losses

      One-half of any capital gain ("taxable capital gain") must be included in a holder's income for the year of disposition. One-half of any capital loss ("allowable capital loss") generally must be deducted by the holder from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in these other years to the extent and under the circumstances described in the Canadian Tax Act, subject to the proposed amendments.

      Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

      A holder that is throughout the relevant taxation year a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on its aggregate investment income for the year, which is defined to include an amount in respect of taxable capital gains.

      If the holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an exchangeable share may be reduced by the amount of dividends received or deemed to have been received by it on the share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which the corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns exchangeable shares. Holders to whom these rules may be relevant should consult their own tax advisors.

Eligibility for Investment

      Shares of our common stock will be foreign property under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Canadian Tax Act applies.

      Shares of our common stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans, provided these shares remain listed on the NYSE (or are listed on another prescribed stock exchange).

Foreign Property Information Reporting

      A holder of exchangeable shares or shares of our common stock who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property", including these shares, at any time in the year or fiscal period exceeds Canadian $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the shareholder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of this property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. A holder of exchangeable shares or shares of our common stock should consult its own advisors about whether it must comply with these rules.


Holders Not Resident in Canada

      The following portion of the discussion applies to holders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held exchangeable shares or will hold shares of our common stock and, except as specifically discussed below, to whom these shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, these shares are not "designated insurance property" as defined in the Canadian Tax Act.

      Generally, shares of our common stock will not be taxable Canadian property. Generally, exchangeable shares will not be taxable Canadian property at a particular time provided that:

      - the shares are listed on a prescribed stock exchange (which currently includes the TSE);

      - the holder does not use or hold, and is not deemed to use or hold, the exchangeable shares, in connection with carrying on a business in Canada; and

      - the holder, persons with whom the holder does not deal at arm's length, or the holder and these persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Bowater Canada at any time within five years preceding the particular time.

Exchangeable shares will be deemed taxable Canadian property to a holder who made a joint tax election under Section 85 of the Canadian Tax Act on the acquisition of the exchangeable shares.

      A holder of exchangeable shares that are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on the exchange of an exchangeable share for shares of our common stock (except to the extent the exchange gives rise to a deemed dividend discussed below), or on the sale or other disposition of an exchangeable share.

      Dividends paid or deemed to be paid on the exchangeable shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although this rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada-United States Income Tax Convention, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Canada-United States Income Tax Convention.

      If Bowater Canada redeems your exchangeable shares (either under Bowater Canada's redemption right or pursuant to the holder's retraction rights), you will be deemed to receive a dividend as described above under "Holders Resident in Canada -- Redemption of Exchangeable Shares". Any deemed dividend will be subject to withholding tax as described in the preceding paragraph. You cannot control whether you will realize a deemed dividend or proceeds of disposition on an exchange of the exchangeable shares for shares of our common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discusses the principal United States federal income tax consequences that generally apply to a United States holder of exchangeable shares who receives shares of our common stock. This discussion is the opinion of Carter, Ledyard & Milburn. Carter, Ledyard & Milburn acted as our United States counsel in connection with our arrangement with Alliance, insofar as the arrangement relates to matters of United States federal income tax law and legal conclusions with respect thereto. This discussion is based, in part, on certain representations and agreements made by us and Bowater Canada, and the assumption that the representations were, as of the date made and as of the effective time of the arrangement, true and correct, that the agreements will be complied with, and that the Plan of Arrangement will be consummated in accordance with its terms.

      This discussion applies to you if you are:

      -     a citizen or individual resident of the United States;

      - a corporation created or organized in or under the laws of the United States, or of any political subdivision thereof;

      - an estate or other entity the income of which is includible in its gross income for United States federal income tax purposes without regard to its source; or

      - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      This discussion does not apply to persons subject to special provisions of United States federal income tax law, such as:

      - tax-exempt organizations, financial institutions and insurance companies, broker-dealers;

      - persons having a "functional currency" other than the United States dollar;

      - holders who hold exchangeable shares or shares of our common stock, as the case may be, as part of a hedge, straddle, wash sale, appreciated financial position, synthetic security, conversion transaction or other integrated investment comprised of exchangeable shares or shares of our common stock, as the case may be, and one or more other investments (other than by virtue of their participation in our arrangement with Alliance); and

      - holders of exchangeable shares or shares of our common stock, as the case may be, who acquired their exchangeable shares or shares of our common stock, as the case may be, through the exercise of employee stock options or otherwise as compensation for services.

      This discussion is limited to United States holders who hold exchangeable shares or shares of our common stock as capital assets.

      This discussion is based on United States federal income tax law in effect as of the date of this prospectus. No statutory, judicial or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments comparable to the exchangeable shares. Consequently, some aspects of the United States federal income tax treatment of an exchange of exchangeable shares for shares of our common stock are not certain. We have not sought or obtained an advance income tax ruling from the United States Internal Revenue Service regarding the tax consequence of any of the transactions described in this prospectus. We cannot assure you that the Internal Revenue Service would not challenge the conclusions contained in the discussion below, or that, if challenged, a court would not agree with the Internal Revenue Service.

      This discussion does not address aspects of United States taxation other than United States federal income taxation under the U.S. Code, nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States holder in light of the United States holder's particular circumstances. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of our arrangement with Alliance or the receipt and ownership of the exchangeable shares or shares of our common stock.

      UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF OUR COMMON STOCK.

Exchange of Exchangeable Shares

      Assuming the exchangeable shares are treated as issued by Bowater Canada for United States federal income tax purposes, we anticipate that a United States holder who exchanges its exchangeable shares for shares of our common stock generally will recognize gain or should recognize loss on the exchange. This gain or loss will be equal to the difference between the fair market value of the shares of our common stock at the time of the exchange and the United States holder's tax basis in the exchangeable shares surrendered.

      The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the exchangeable shares, ordinary income may be recognized. Capital gain or loss will generally be long-term capital gain or loss if the United States holder's holding period for the exchangeable shares is more than one year at the time of the exchange.

      A United States holder will have a tax basis in the shares of our common stock received equal to the fair market value of the shares at the time of the exchange. The holding period for the shares will begin on the day after the exchange. The Internal Revenue Service could assert, however, that the exchangeable shares and certain of the rights associated therewith constitute "offsetting positions" for purposes of the straddle rules set forth in Section 1092 of the U.S. Code. In such case, the holding period of the exchangeable shares would not increase while held by a United States holder and interest incurred in carrying the exchangeable shares would not be deductible.

      Under certain limited circumstances, the exchange by a United States holder of exchangeable shares for shares of our common stock may be characterized as a tax-free exchange. Whether an exchange would be tax-free will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted at the time of this prospectus.

      For United States federal income tax purposes, gain recognized on the exchange of exchangeable shares for shares of our common stock generally will be treated as United States source gain, except that, under the terms of the Canada-United States Income Tax Convention, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A United States holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

      The foregoing discussion and the discussion below under "Passive Foreign Investment Company Considerations" would apply only if the exchangeable shares are treated as issued by Bowater Canada, rather than by us, for United States federal income tax purposes. There is some possibility, however, that the Internal Revenue Service would assert that the exchangeable shares should be treated as issued by us for United States federal income tax purposes. If the Internal Revenue Service were to make this assertion successfully, an exchange of exchangeable shares for shares of our common stock would likely not give rise to taxable gain or loss.

Passive Foreign Investment Company Considerations

      Assuming that the exchangeable shares are treated as issued by Bowater Canada for United States federal income tax purposes, a United States holder of exchangeable shares would be subject to a special adverse tax regime upon its exchange of exchangeable shares for our common stock if Bowater Canada were, or were to become, a "passive foreign investment company" for United States federal income tax purposes during the holder's holding period for its exchangeable shares. Bowater Canada generally would be classified as a passive foreign investment company for United States federal income tax purposes for any taxable year during which either:

      - 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes); or

      - on average for the taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income.

      For purposes of applying the foregoing, the assets and gross income of Bowater Canada's significant subsidiaries (including, Bowater Pulp and Paper Canada Inc. and, after the consummation of our arrangement with Alliance, Alliance) will be proportionately attributed to Bowater Canada.

      While there can be no assurance with respect to the classification of Bowater Canada as a passive foreign investment company, Bowater Canada believes that it is not and has not been a passive foreign investment company. Bowater Canada and we intend to endeavor to cause Bowater Canada to avoid passive foreign investment company status. There can be no assurance that we or Bowater Canada will be able to do so or that our or Bowater Canada's intent will not change. Promptly following the end of each taxable year, Bowater Canada will notify United States holders of exchangeable shares if it believes that it was a passive foreign investment company for that taxable year.

      UNITED STATES HOLDERS OF EXCHANGEABLE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF STOCK IN A PASSIVE FOREIGN INVESTMENT COMPANY AND OF MAKING CERTAIN ELECTIONS IN ORDER TO LESSEN THE ADVERSE CONSEQUENCES.

Shareholders Not Resident in or Citizens of the United States


      The following discussion is applicable to a non-United States holder that acquires our common stock in exchange for exchangeable shares. This discussion applies to you if, for United States federal income tax purposes, you are:

      -     a non-resident alien individual; or

      -     a foreign corporation; or

      -     a foreign partnership; or

      -     a foreign estate or trust.

      This discussion excludes persons subject to special provisions of United States federal income tax law, such as:

      -     tax-exempt organizations;

      -     financial institutions and insurance companies;

      -     broker-dealers;

      - holders who hold exchangeable shares as part of a hedge, straddle, wash sale, appreciated financial position, synthetic security, conversion transaction or other integrated investment comprised of exchangeable shares and one or more other investments (other than by virtue of their participation in our arrangement with Alliance); and

      - holders who acquired their exchangeable shares through the exercise of employee stock options or otherwise as compensation for services.

      A non-United States holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to these benefits or exemption. This discussion is limited to non-United States holders who hold exchangeable shares as capital assets and who will hold our common stock as capital assets.

      Subject to certain exceptions, an individual may be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were United States citizens. This discussion does not consider specific facts and circumstances that may be relevant to a particular non-United States holder's tax position, including whether the non-United States holder is a United States expatriate.

      Dividends received by a non-United States holder with respect to our common stock that are not effectively connected with the conduct by the holder of a trade or business in the United States will generally be subject to United States withholding tax at a rate of 30 percent. This rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States holder's country of residence. This rate is currently 15 percent, generally, on dividends paid to residents of Canada under the Canada-United States Income Tax Convention.

      Subject to the discussion below, a non-United States holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of exchangeable shares for our common stock, or on the sale or exchange of our common stock, unless:

      - the gain is effectively connected with a trade or business of the non-United States holder in the United States; or

      - if a tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States holder in the United States; or

      - the non-United States holder is an individual who holds exchangeable shares or our common stock and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, unless an applicable tax treaty exempts the gain.

      Notwithstanding the general rule set forth in the preceding paragraph, under the Foreign Investment in Real Property Tax Act of 1980, gain or loss recognized by a non-United States holder on the sale or exchange of exchangeable shares, or on the sale or exchange of our common stock, will be subject to regular United States federal income tax as if the gain or loss were effectively connected with a United States trade or business if:

      - shares of our common stock are "United States real property interests" (as defined below) with respect to the non-United States holder; and

      - the non-United States holder is a "greater than 5 percent shareholder"(as defined below) at some time during the shorter of:

            - the five-year period ending on the date of the exchange of the exchangeable shares or our common stock (as the case may be) or

            -    the period during which the non-United States holder held the exchangeable shares or our common stock (as the case may be), also called the "Foreign Investment in Real Property Tax Act holding period."

      Shares of our common stock will be United States property interests with respect to a non-United States holder unless it is established that we were at no time a United States real property holding corporation during the non-United States holder's Foreign Investment in Real Property Tax Act holding period.

      A corporation is an United States real property holding corporation if the fair market value of its interests in United States real property equals or exceeds 50 percent of the sum of the fair market value of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). We do not believe that we are currently a United States real property holding corporation. Moreover, we consider it unlikely that we will become a United States real property holding corporation in the future unless our interests in United States real property increase significantly as a result of one or more acquisitions. There can be no assurance that we are not, or will not in any event become, a United States real property holding corporation in the future. After the effective date of our arrangement with Alliance, we intend to monitor our status as a United States real property holding corporation regularly, and will notify non-United States holders of exchangeable shares and our common stock if we believe that we may become a United States real property holding corporation in any taxable year.

      The definition of a "greater than 5 percent shareholder" is complex and subject to some uncertainty. In the case of a non-United States holder who owns only our common stock (actually and constructively), the non-United States holder will be a greater than 5 percent shareholder if the non-United States holder holds more than 5 percent of the total fair market value of our common stock outstanding (on a non-diluted basis). In the case of a non-United States Holder who owns only exchangeable shares (actually and constructively), disregarding for this purpose any of our common stock constructively owned by reason of ownership of exchangeable shares, the non-United States holder will be a greater than 5 percent shareholder if the holder holds exchangeable shares with a fair market value on the relevant date of determination greater than 5 percent of the total fair market value of our common stock outstanding (on a non-diluted basis) on the date and the exchangeable shares are not treated as "regularly traded on an established securities market".

      It is not anticipated that the exchangeable shares will be considered regularly traded on an established securities market for this purpose as neither we nor Bowater Canada anticipate making certain filings that would be required for the exchangeable shares to be so considered. If the exchangeable shares were so treated, a non-United States holder who holds more than 5 percent of the total fair market value of the exchangeable shares outstanding could be treated as a greater than 5 percent shareholder.

      If, at any time, shares of our common stock were not regularly traded on an established securities market, or the exchangeable shares were traded on an established securities market located in the United States, different rules, not described herein, may apply. Non-United States holders who believe they may be greater than 5 percent shareholders are particularly urged to consult their own tax advisors to determine the possible application of the Foreign Investment in Real Property Tax Act to them.

      A non-United States holder that is a greater than 5 percent shareholder at any time during the Foreign Investment in Real Property Tax Act holding period may be subject to withholding on the sale or exchange of exchangeable shares, if, at the time of the sale or exchange, the exchangeable shares are not treated as regularly traded on an established securities market. Upon the sale or exchange of exchangeable shares, the transferee of the exchangeable shares would be required to withhold 10 percent of the amount realized in the sale or exchange, unless, in general, the non-United States holder obtains from us and provides to the transferee a statement signed under penalties of perjury to the effect that we are not a United States real property holding corporation and were not a United States real property holding corporation at any time during the Foreign Investment in Real Property Tax Act holding period. Any tax withheld may be credited against the United States federal income tax owed by the non-United States Holder for the year in which the sale or exchange occurs.

      The foregoing discussion of the possible application of the Foreign Investment in Real Property Tax Act rules to non-United States holders is only a discussion of certain material aspects of these rules. The United States federal income tax consequences to a non-United States Holder under the Foreign Investment in Real Property Tax Act may be significant and are complex. For those reasons, if you are a non-United States holder we urge you to discuss those consequences with your tax advisor.

                                 LEGAL OPINIONS

      The validity of the shares of our common stock that we are offering in this prospectus has been passed upon for us by Anthony H. Barash, our Senior Vice President -- Corporate Affairs and General Counsel. Certain Canadian federal income tax consequences have been passed upon by Fraser Milner Casgrain LLP, and certain U.S. federal income tax consequences have been passed upon by Carter, Ledyard & Milburn, as set forth under "Income Tax Considerations".


                                     EXPERTS

      The consolidated financial statements of Bowater, as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Alliance as of December 31, 2000, 1999 and 1998, and for each of the three years in the period ended December 31, 2000, have been audited by Raymond Chabot Grant Thornton, as set forth in their report thereon and we have included those financial statements in this prospectus in reliance on such report and in reliance on the authority of such firm as experts in accounting and auditing.

ALLIANCE FOREST PRODUCTS INC.



Exchange Table                                                      F-2

Unaudited Consolidated Financial Statements of
Alliance Forest Products Inc. as of and for
the six months ended June 30, 2001                                  F-3

Consolidated Financial Statements of Alliance Forest
Products Inc. as of and for the three years ended
December 31, 2000

Auditors' Report                                                    F-7

Financial Statements
     Consolidated Statements of Earnings                            F-8
     Consolidated Statements of Retained
        Earnings and Contributed Surplus                            F-9
     Consolidated Statements of Cash Flows                          F-10
     Consolidated Balance Sheets                                    F-11
     Notes to Consolidated Financial Statements                     F-12 to F-29

                                 EXCHANGE TABLE

         All dollar amounts set forth in the following financial statements of Alliance Forest Products Inc. are in Canadian dollars, except where otherwise indicated. The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the period indicated; (ii) the average of exchange rates in effect on the last day of each month during such periods; and (iii) the high and low exchange rates during each such period, in each case based on the non buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                                  6 Months
                                  ended             Year ended December 31,
                                  June 30,
                                  --------     -------------------------------
                                      2001        2000        1999        1998
                                  --------     -------     -------     -------
Rate at end of period........     $0.66070     $0.6669     $0.6925     $0.6504
Average rate during period...      0.65202      0.6725      0.6745      0.6714
High.........................      0.67100      0.6969      0.6925      0.7105
Low..........................      0.63160      0.6410      0.6335      0.6341

On September 18, 2001 the noon buying rate for $1.00 Canadian was $0.63662 United States.

                                                                           Quarter ended              6 months ended
ALLIANCE FOREST PRODUCTS INC.                                                June 30                      June 30
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(IN MILLIONS OF CANADIAN DOLLARS, EXCEPT FOR EARNINGS PER SHARE)       2001          2000             2001       2000
                                                                     --------      --------         --------   ---------
Sales                                                                $  298.9      $  276.5         $  577.5    $  547.4
                                                                     --------      --------         --------    --------

Operating costs and expenses
   Cost of goods sold                                                   230.1         236.4            452.2       467.2
   Selling, general and administrative expenses                           9.5           8.1             18.0        16.8
   Depreciation, amortization and depletion                              23.3          19.1             46.3        39.7
   Amortization of the deferred gain                                     (9.7)        (10.0)           (19.4)      (15.0)
                                                                     --------      --------         --------    --------
                                                                        253.2         253.6            497.1       508.7
                                                                     --------      --------         --------    --------

Operating income                                                         45.7          22.9             80.4        38.7
   Net financing expenses                                                 5.8          (0.2)            12.7         5.3
                                                                     --------      --------         --------    --------

Earnings before unusual items and income taxes                           39.9          23.1             67.7        33.4

Unusual items
   Gain on disposal of assets                                              --          11.0              8.3        11.0
   Write-down of assets                                                    --         (62.8)              --       (62.8)
                                                                     --------      --------         --------    --------

Earnings (losses) before income taxes                                    39.9         (28.7)            76.0       (18.4)

Income taxes - Current                                                    6.9           3.7             14.2         4.5
             - Future                                                    10.9         (15.2)            17.3       (12.7)
                                                                     --------      --------         --------    --------

Net earnings (loss)                                                      22.1         (17.2)            44.5       (10.2)
                                                                     ========      ========         ========    ========

Net earnings (loss) per common share                                 $   0.73      $  (0.57)        $   1.47    $  (0.32)
                                                                     ========      ========         ========    ========

Net earnings per common share before unusual items                   $   0.73      $   0.48         $   1.30    $   0.67
                                                                     ========      ========         ========    ========
Net diluted earnings (loss) per common share                         $   0.71      $  (0.57)        $   1.45    $  (0.32)
                                                                     ========      ========         ========    ========
Net diluted earnings per common share before unusual items           $   0.71      $   0.45         $   1.28    $   0.67
                                                                     ========      ========         ========    ========

ALLIANCE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS                               Quarter ended               6 months ended
(UNAUDITED)                                                            June 30                      June 30
(IN MILLIONS OF CANADIAN DOLLARS)                                 2001         2000            2001         2000
                                                                 ------       ------         -------      ------
Operating activities
         Net earnings (loss)                                     $ 22.1       $(17.2)        $  44.5     $ (10.2)
         Non-cash items:
                Depreciation, amortization and depletion           23.3         19.1            46.3        39.7
                Amortization of the deferred gain                  (9.7)       (10.0)          (19.4)      (15.0)
                Amortization of foreign exchange loss               1.0          0.7             2.2         0.9
                Amortization of financing expenses                  0.1          0.6             1.9         1.2
                Pension expense relating to employee
                  future benefits                                   3.9          2.7             4.2         5.5
                Future income taxes                                10.9        (15.2)           17.3       (12.7)
                Gain on disposal of assets                          --         (11.0)           (8.3)      (11.0)
                Write-down of assets                                0.1         62.8             1.5        62.8
                Changes in working capital items                   32.4         16.3            (5.8)      (18.2)
                                                                -------       ------         -------     -------

Cash flows from operating activities                               84.1         48.8            84.4        43.0
                                                                =======       ======         =======     =======
Investing activities
         Disposal of fixed assets                                    --         13.6            10.7       446.1
         Acquisition of fixed assets                              (58.3)       (53.0)         (174.7)     (101.2)
         Decrease (increase) in other assets                        0.4         (0.5)            0.4       (0.7)
                                                                -------        -----         -------     -------

Cash flows from investing activities                              (57.9)       (39.9)         (163.6)      344.2
                                                                 ======       ======         =======     =======
Financing activities
         Increase (decrease) of bank indebtedness                  (8.0)        (5.3)           27.7       (43.4)
         Issue of long-term debt                                     --         20.6            74.9        74.8
         Repayment of long-term debt                              (19.6)       (21.7)          (31.7)     (321.7)
         Issue of common shares                                     1.4          0.5             1.8         0.9
         Redemption of common shares                                 --           --              --      (100.6)
                                                                 ------        -----         -------      =======

Cash flows from financing activities                              (26.2)        (5.9)           72.7      (390.0)
                                                                 ======       ======         =======     =======

Net increase (decrease) in cash and cash equivalents             $   --       $  3.0         $  (6.5)     $ (2.8)
                                                                 ======       ======         =======      ======

Cash and cash equivalents, beginning of period                   $   --       $   --         $   6.5      $  5.8
                                                                ------        -----         -------     --------

Cash and cash equivalents, at end of period                      $   --       $  3.0         $    --      $  3.0
                                                                 ======      =======         =======      ======

Cash flows from operating activities include the following:
         Interest paid                                              6.4          5.0            18.1        12.1
         Income taxes paid                                          7.1         17.0             8.9        12.9
                                                                 ======      =======         =======      ======


ALLIANCE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)                                            As at June 30    As at December 31
(IN MILLIONS OF CANADIAN DOLLARS)                               2001                 2000
-----------------------------------------------------------------------------------------

Assets
         Current assets
                  Short-term investment                     $     --             $    6.5
                  Accounts receivable                          150.0                145.1
                  Income taxes receivable                         --                  0.3
                  Inventories                                  124.8                130.1
                  Prepaid expenses                              10.1                  7.9
                  Future income tax assets                        --                 10.7
                                                            --------             --------
                                                               284.9                300.6

         Property, timberlands, plant and equipment          1,311.2              1,257.5
         Other assets                                           65.7                 69.8
                                                            --------             --------
                                                             1,661.8              1,627.9
                                                            ========             ========
Liabilities
         Current liabilities
                  Bank indebtedness                             44.8                 17.1
                  Trade and other accounts payable             146.9                226.3
                  Income taxes payable                           3.8                   --
                  Current portion of long-term debt             76.2                 54.9
                                                            --------             --------
                                                               271.7                298.3

         Long-term debt                                        302.6                275.5
         Deferred gain                                         140.1                159.5
         Accrued benefit liability                              90.9                 91.0
         Future income tax liabilities                           6.6                   --
                                                            --------             --------
                                                               811.9                824.3
                                                            ========             ========

Shareholders' Equity
         Capital stock                                         609.8                608.0
         Contributed surplus                                    13.7                 13.7
         Retained earnings                                     226.4                181.9
                                                            --------             --------
                                                               849.9                803.6
                                                            --------             --------
                                                            $1,661.8             $1,627.9
                                                            ========             ========

ALLIANCE FOREST PRODUCTS INC.                         6 months ended June 30
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(UNAUDITED)
(IN MILLIONS OF CANADIAN DOLLARS)                         2001          2000
----------------------------------------------------------------------------
Balance, beginning of year as previously reported      $ 181.9       $ 172.0
Changes in accounting policies                              --         (11.3)
                                                       -------       -------

Balance, as restated                                     181.9         160.7
Net earnings                                              44.5         (10.2)
                                                       -------       -------

Balance, end of period                                 $ 226.4       $ 150.5
                                                       =======       =======

During the first quarter of 2000, the Company adopted, on a retroactive basis, the new recommendations issued by the with respect to the accounting for the income taxes and employee future benefits. However, the Company did not restate the financial statements for previous periods. The impact of adopting the new recommendations was a decrease in retained earnings of $11.3.

SEGMENTED INFORMATION BY           Paper             Pulp                   Lumber             Head Office        Consolidated
INDUSTRY SEGMENT 3 MONTHS    ----------------   ----------------      -----------------     ----------------    -----------------
ENDED JUNE 30
UNAUDITED
(IN MILLIONS OF
CANADIAN DOLLARS)             2000      2001        2000      2001       2000       2001       2000      2001      2000       2001
                             ------    ------      ------    ------     ------     ------     ------    ------    ------     ------
Sales                        $183.6    $148.8     $55.3       $ 59.4    $ 60.0     $ 68.3     $   --    $   --    $298.9     $276.5
Depreciation, amortization
and depletion                  15.2      11.5       4.0          3.0       3.7        4.1        0.4       0.5      23.3       19.1
Amortization of the
deferred gain                    --        --        --           --      (9.7)     (10.0)        --        --      (9.7)     (10.0)
Operating income               20.2       2.7      11.9         14.2      13.6        6.0         --        --      45.7       22.9
Acquisition of fixed
assets                         49.7      39.3       2.0          9.2       5.4        3.4        1.2       1.1      58.3       53.0

Note: The Lumber operating income at June 30, 2001 includes the amortization of the deferred gain of $9.7 ($10.0 in 2000).



SEGMENTED INFORMATION BY
INDUSTRY SEGMENT 6 MONTHS
ENDED JUNE 30
(UNAUDITED)                        Paper                 Pulp               Lumber             Head Office        Consolidated
(IN MILLIONS OF              ----------------     ----------------    -----------------     ----------------    -----------------
CANADIAN DOLLARS)             2001      2000       2001      2000      2001       2000       2001      2000      2001       2000
                             ------    ------     ------    ------    ------     ------     ------    ------    ------     ------
Sales                        $360.4    $289.0     $112.2    $114.9    $104.9     $143.5     $   --    $   --    $577.5     $547.4
Depreciation, amortization
and depletion                  29.8      24.3        8.1       7.0       7.7        7.6        0.7       0.8      46.3       39.7
Amortization of the
deferred gain                    --        --         --        --     (19.4)     (15.0)        --        --     (19.4)     (15.0)
Operating income               41.2       0.3       21.7      24.2      17.5       14.2         --        --      80.4       38.7
Acquisition of fixed
assets                        160.2      74.7        4.8      19.1       8.2        6.3        1.5       1.1     174.7      101.2

Note: The Lumber operating income at June 30, 2001 includes the amortization of the deferred gain of $19.4 ($15.0 in 2000).

VOLUMES
SHIPMENTS                                          3 Months ended               6 months ended
                                                       June 30                      June 30
                                                     2001         2000            2001        2000
                                                   --------     --------        --------    --------
Newsprint and specialty papers(1)                  $201,305     $194,409        $400,126    $393,605
Market Pulp(1)                                       66,383       66,358         130,839     135,322
Wood products(2)                                    145,506      158,240         280,973     324,467

(1)  Metric tonnes
(2)  Thousand feet board measure

BASIS OF PRESENTATION

The accompanying unaudited financial statements are in accordance with Canadian accounting principles generally accepted for interim financial statements and do not include all the information required for complete financial statements. They are also consistent with the policies outlined in the Company's audited financial statements for the year ended December 31, 2000 except for the adoption of the new accounting recommendations regarding earnings per share. The interim financial statements and related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2000. When necessary, the financial statements include amounts based on informed estimates and best judgments of management. The consolidated financial statements include the accounts of the Company and its subsidiaries.

EARNING PER SHARE

During the first quarter, the Company adopted, on a retroactive basis, the new recommendations of the Canadian Institute of Chartered Accountants with respect to Section 3500, Earnings per share. Under the new recommendations, the treasury stock method is to be used, instead of the current imputed earnings approach, for determining the dilutive effect of warrants and options. All prior diluted earnings per share amounts have been recalculated in accordance with the new requirements. This change in accounting policy had no significant impact in the Company's previously reported diluted earnings per share for the quarter ended on June 30, 2000.




                                F-6 (continued)

Auditors' Report



To the Shareholders of
Alliance Forest Products Inc.


We have audited the consolidated balance sheets of Alliance Forest Products Inc. as at December 31, 2000 and 1999 and the consolidated statements of earnings, retained earnings, contributed surplus and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in accordance with Canadian generally accepted accounting principles.

/s/Raymond Chabot Grant Thornton
Raymond Chabot Grant Thornton (signed) Chartered Accountants

Montreal, Canada
February 13, 2001

ALLIANCE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, EXCEPT NET EARNINGS PER SHARE)

                                                            2000          1999          1998
                                                          --------      --------      --------
Sales                                                     $1,085.1      $1,052.7      $1,085.1
                                                          --------      --------      --------

Operating costs and expenses
         Cost of goods sold                                  910.6         914.0         864.2
         Selling, general and administrative expenses         31.7          37.8          37.9
         Depreciation, amortization and depletion             78.7          89.4          87.3
         Amortization of the deferred gain (Note 4)          (34.4)           --            --
                                                          --------      --------      --------
                                                             986.6       1,041.2         989.4
                                                          --------      --------      --------
Operating income                                              98.5          11.5          95.7
Net financing expenses                                        11.4          35.7          60.2
                                                          --------      --------      --------

Earnings (loss) before unusual items and income taxes         87.1         (24.2)         35.5
                                                          --------      --------      --------

Unusual items (Note 6)
         Gain on disposal of assets                           11.0            --            --
         Write-down of assets                                (62.8)           --            --
                                                          --------      --------      --------
                                                             (51.8)           --            --
                                                          --------      --------      --------
Earnings (loss) before income taxes                           35.3         (24.2)         35.5
Income taxes (Note 7)
         Current (recovery)                                   53.1          (0.5)         (2.6)
         Future                                              (39.1)         (7.5)         12.2
                                                          --------      --------      --------
                                                              14.0          (8.0)          9.6
Net earnings (loss)                                           21.3         (16.2)         25.9
                                                          ========      ========      ========

Net earnings (loss) per common share                      $   0.68      $  (0.44)     $   0.68
                                                          ========      ========      ========

Net earnings (loss) per common share
   before unusual items                                   $   1.70      $  (0.44)     $   0.68
                                                          ========      ========      ========


The accompanying notes are an integral part of the consolidated financial statements.

ALLIANCE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS AND CONTRIBUTED
SURPLUS
YEARS ENDED DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS)

                                                        2000         1999         1998
                                                      -------      -------      -------
RETAINED EARNINGS
Balance, beginning of year as previously reported     $ 172.0      $ 188.2      $ 162.3
Changes in accounting policies (Note 2)                 (11.4)          --           --
                                                      -------      -------      -------

Balance, as restated                                    160.6        188.2        162.3
Net earnings (loss)                                      21.3        (16.2)        25.9
                                                      -------      -------      -------
Balance, end of year                                  $ 181.9      $ 172.0      $ 188.2
                                                      =======      =======      =======

CONTRIBUTED SURPLUS
Balance, beginning of year                            $  12.3      $   1.3      $    --
Share redemption premium                                  1.4         11.0          1.3
                                                      -------      -------      -------

Balance, end of year                                  $  13.7      $  12.3      $   1.3
                                                      =======      =======      =======


The accompanying notes are an integral part of the consolidated financial statements.

ALLIANCE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS)

                                                                    2000         1999         1998
                                                                  -------      -------      -------
OPERATING ACTIVITIES
Net earnings (loss)                                               $  21.3      $ (16.2)     $  25.9
Non-cash items
         Depreciation, amortization and depletion                    78.7         89.4         87.3
         Amortization of the deferred gain                          (34.4)          --           --
         Amortization of foreign exchange loss                        8.4          3.9         16.9
         Amortization of financing expenses                           3.4          2.5          1.5
         Pension expense relating to employee future benefits         4.6         (0.9)        11.3
         Future income taxes                                        (39.1)        (7.5)        12.2
         Gain on disposal of assets                                 (11.0)          --           --
         Write-down of assets                                        62.8           --           --
         Changes in working capital items (Note 8)                   (9.2)        51.6        (25.0)
                                                                  -------      -------      -------

Cash flows from operating activities                                 85.5        122.8        130.1
                                                                  -------      -------      -------

INVESTING ACTIVITIES
Disposal of a subsidiary (Note 5)                                      --         60.0           --
Disposal of fixed assets                                            443.7           --           --
Acquisition of fixed assets                                        (225.0)      (120.6)      (114.4)
Increase in other assets                                             (1.3)        (4.4)        (7.5)
                                                                  -------      -------      -------

Cash flows from investing activities                                217.4        (65.0)      (121.9)
                                                                  -------      -------      -------

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness                            (35.8)        41.4        (17.7)
Issue of long-term debt                                             164.2         45.6         58.8
Repayment of long-term debt                                        (331.9)       (89.8)       (45.2)
Issue of common shares                                                1.9          1.1          0.6
Redemption of common shares                                        (100.6)       (50.3)        (4.7)
                                                                  -------      -------      -------

Cash flows from financing activities                               (302.2)       (52.0)        (8.2)
                                                                  -------      -------      -------

Net increase in cash and cash equivalents                             0.7          5.8           --
Cash and cash equivalents, beginning of year                          5.8           --           --
                                                                  -------      -------      -------

Cash and cash equivalents, end of year                            $   6.5      $   5.8      $    --
                                                                  =======      =======      =====


Cash and cash equivalents at the end of the year represent a short-term investment in 1999 and 2000.

The accompanying notes are an integral part of the consolidated financial statements.

ALLIANCE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS)

                                                                           2000         1999
                                                                         --------     --------
ASSETS
         Current assets
         Short-term investment, 5.75%, maturing in January 2001          $    6.5     $    5.8
         Accounts receivable, net of allowance for doubtful accounts
           of $2.2($1.4 in 1999)                                            145.1        132.9
         Income taxes receivable                                              0.3         11.9
         Inventories (Note 9)                                               130.1        136.1
         Prepaid expenses                                                     7.9          9.3
         Future income tax assets                                            10.7           --
                                                                         --------     --------
                                                                            300.6        296.0
Property, timberlands, plant and equipment (Note 10)                      1,257.5      1,367.1
Other assets (Note 11)                                                       69.8         71.3
                                                                         --------     --------
                                                                          1,627.9      1,734.4
                                                                         ========     ========

LIABILITIES
Current liabilities
         Bank indebtedness (Note 12)                                         17.1         52.9
         Trade and other accounts payable (Note 13)                         226.3        190.8
         Current portion of long-term debt                                   54.9         48.2
                                                                         --------     --------
                                                                            298.3        291.9
Long-term debt (Note 14)                                                    275.5        436.6
Deferred gain (Note 4)                                                      159.5           --
Accrued benefit liability (Note 15)                                          91.0         71.7
Future income tax liabilities                                                  --         41.8
                                                                         --------     --------
                                                                            824.3        842.0
                                                                         ========     ========

SHAREHOLDERS' EQUITY
Capital stock (Note 16)                                                     608.0        708.1
Contributed surplus (Note 16)                                                13.7         12.3
Retained earnings                                                           181.9        172.0
                                                                         --------     --------
                                                                            803.6        892.4
                                                                         --------     --------
                                                                         $1,627.9     $1,734.4
                                                                         ========     ========

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board,

         /s/ Robert Despres                    /s/ Gaston Blackburn
         Robert Despres                        Gaston Blackburn

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

The Company was incorporated on March 11, 1994 under the Canada Business Corporations Act. Alliance Forest Products Inc. is an integrated company which harvests timber, manages forest land and produces and sells pulp, newsprint, uncoated groundwood papers, lumber and related products.

2 - CHANGES IN ACCOUNTING POLICIES

In 2000, the Company retroactively adopted, without restating prior period financial statements, the new recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to accounting for the cost of pension benefits and other employee future benefits. Under the new recommendations, the cost of other retirement benefits is accounted for using the accrual basis of accounting. Previously, these costs were charged to earnings on a "pay-as-you-go" basis. The new recommendations also require that the discount rate used to value pension obligations and current service costs be changed from an estimated long-term rate to a market interest rate. The adoption of these new recommendations led to an increase in the accrued benefit liability of $28.3 and a decrease in future income tax liabilities of $9.1 and retained earnings at the beginning of the year of $19.2.

The Company retroactively adopted, without restating prior period financial statements, the new recommendations of the CICA with respect to accounting for income taxes. Under the new recommendations, the Company uses the liability method to recognize and measure future income tax assets and liabilities. In the past, the Company used the deferral method of tax allocation. This change in accounting policy led to a decrease in future income tax liabilities and an increase in retained earnings at the beginning of the year of $7.8.

In 1999, the Company retroactively adopted the CICA recommendations with respect to the presentation of the cash flows statement. Under the new recommendations, cash and cash equivalents are redefined. As a result of applying these new recommendations, changes in bank indebtedness are presented with financing activities. Previously, bank indebtedness was included with cash resources.

3 - ACCOUNTING POLICIES

The consolidated financial statements are expressed in Canadian dollars and were prepared in accordance with Canadian generally accepted accounting principles, which differ from the generally accepted accounting principles used in the United States, as shown in Note 21.

ACCOUNTING ESTIMATES

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the year. Actual results could differ from management's estimates.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)

3 - ACCOUNTING POLICIES (CONTINUED)

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all of its subsidiaries, which are wholly-owned.

FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities in foreign currency of the Canadian companies and the integrated foreign subsidiaries are translated into Canadian dollars at exchange rates in effect at the balance sheet date, whereas non-monetary assets and liabilities are translated at the exchange rates in effect at transaction dates. Revenues and expenses in foreign currency are translated at the average rate in effect during the year with the exception of depreciation, which is translated at the historical rate. Gains and losses resulting from the translation of foreign currency transactions are included in earnings. Moreover, unrealized exchange gains and losses relating to monetary items with a remaining life extending beyond one year after the balance sheet date are deferred and amortized over the remaining life of these monetary items.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company, whose head office is in Montreal, operates internationally. Most of its customers are located in Canada and the United States.

The Company is exposed to substantial market risks as a result of foreign exchange rate fluctuations. To reduce these risks, it uses derivative financial instruments such as options (put options and collars), forward foreign exchange contracts and cross-currency interest rate swaps. It does not hold or issue any derivative financial instruments for commercial or speculative purposes. The derivative financial instruments are subject to the standard credit terms and conditions, financial controls and management and risk monitoring procedures. In management's opinion, none of the parties to the existing derivative financial instruments are expected to default on their obligations given that they are financial institutions with a high credit rating.

Unrealized gains and losses on currency options designated as hedges for the Company future income in foreign currency are recognized on the option exercise date which is the same as the transaction date. Unrealized gains and losses on forward exchange contracts designated as hedges for the Company's future income in foreign currency are recognized at the contract maturity date. Hedged sales in foreign currency are recorded according to the terms of the hedge. Option premiums are amortized over the option term.

Payments and receipts under cross-currency interest rate swaps are recorded as an adjustment of financing expenses. Unrealized gains and losses on the translation of these swaps are deferred and amortized over the remaining term of the contract.

CASH AND CASH EQUIVALENTS

The Company's policy is to present cash and temporary investments having a term of three months or less with cash and cash equivalents.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


3 - ACCOUNTING POLICIES (CONTINUED)

INVENTORY VALUATION

Inventories of raw materials and of operating and maintenance supplies are valued at the lower of average cost and replacement cost. Goods in process and finished goods are valued at the lower of average cost and net realizable value and include the cost of raw materials, direct labour and manufacturing overhead.

PROPERTY, TIMBERLANDS, PLANT AND EQUIPMENT

Property, timberlands, plant and equipment are stated at cost net of government grants. Fixed assets are depreciated on a straight-line basis using rates based on the estimated useful lives of the assets as follows:

Timberlands                                  Based on volumes of wood cut
Buildings                                    Up to 40 years
Machinery and equipment                      Up to 20 years

Capitalized interest on property under construction is calculated at the end of each accounting period by applying the interest rate on the long-term debt financing these projects to the average cost of the property under construction.

GOODWILL

Goodwill is amortized on a straight-line basis over 30 years. It is valued periodically, which consists in examining generated cash flows and the return on activities acquired as compared to the forecasts prepared upon acquisition. Any permanent reduction in the amortized value of goodwill is recognized and charged to earnings.

LONG-TERM FINANCING EXPENSES

Financing expenses on long-term debt are amortized under the straight-line method over the term of the related debt.

LONG-TERM INVESTMENTS

Long-term investments are accounted for at cost. Where there is a permanent loss in value of a long-term investment, the amount recorded is written down to recognize this loss in value in the statement of earnings.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


3 - ACCOUNTING POLICIES (CONTINUED)

PENSION PLANS AND OTHER RETIREMENT BENEFITS

The Company has defined benefit pension plans and other retirement benefits for its Canadian and American employees.

The following accounting policies are applied in respect of these defined benefit plans:

- The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro rated on service and is charged to earnings as services are provided by the employees. The calculations take into account management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees, participants' mortality rates and expected health care costs.

- For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

- Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

- The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees.

STOCK OPTION PLANS

The Company has granted stock options as described in Note 16. No expense is recognized when stock options are granted. Any consideration received on exercise of stock options is credited to share capital.

4 - DEFERRED GAIN

On February 10, 2000, the Company disposed of substantially all of its timberlands for a cash consideration of $432.5 (US$298.3). At the same time, the Company agreed to purchase from the buyer, at market value, approximately 70% of the anticipated wood production in the next five years, i.e., 4,000,000 tons, and 30% of the anticipated wood production in the following ten years, i.e. 4,900,000 tons. Accordingly, the Company has granted the buyer a guaranteed return on investment for at least the first five years of the supply contract and therefore recognizes the $193.9 gain on the disposal of the timberlands over the same period.

5 - DISPOSAL OF A SUBSIDIARY

On January 28, 1999, the Company disposed of all of the shares of Enviro-Energie Alliance inc. for an amount equal to their carrying amount, i.e. $76.0, of which $60.0 was cash and $16.0 was preferred shares with a cumulative dividend of 4% and redeemable at the issuer's option until 2002.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


6 - UNUSUAL ITEMS

GAIN ON DISPOSAL OF ASSETS

         On June 30, 2000, the Company disposed of the fixed assets relating to the manufacture of I-joists for a cash consideration of $15.8.

WRITE DOWN OF ASSETS

         During the second quarter, the Company recorded a $62.8 charge relating to the permanent closure at the end of 2001 of the deinking, mechanical pulp, thermo-mechanical pulp and hardwood pulp installations at Coosa Pines.

7 - INCOME TAXES

The Company's effective income tax rate is calculated as follows:


                                                                          2000         1999         1998
                                                                         ------       ------       ------
Combined basic Canadian rate                                              36.9%        36.9%        36.9%
Increase (decrease) in the tax rate for the following
         Federal surtax and large corporations tax                         6.2         (4.8)         4.1
                                                                                                     6.2
         Tax credit for manufacturing and processing profits
                                                                          (6.5)        (1.4)        (3.0)
         Amortization of the difference between the tax cost and
           the book value of the fixed assets acquired on May 12,
           1994                                                             --          6.2         (6.3)
         Income from American subsidiaries subject to
           different tax rates                                             2.3         (2.4)         0.2
         Reduction in capital gains inclusion rate                         5.9           --           --
         Difference in tax rate on losses on the disposal of assets
           and foreign currency contracts                                 (7.6)        (0.4)        (3.6)
         Other                                                             2.5         (1.0)        (1.3)
                                                                         -----        -----        -----
Effective tax rate                                                        39.7%        33.1%        27.0%
                                                                         =====        =====        =====

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


7 - INCOME TAXES (CONTINUED)

The components of the Company's net deferred income tax assets (liabilities) are as follows:

                                                           2000         1999
                                                         -------      -------
Short-term future income taxes
         Expenses deductible in future years             $  10.7      $    --
                                                         -------      -------

Long-term future income taxes
Tax depreciation in excess of book depreciation           (139.9)       (86.7)
Pension expense relating to employee future benefits        36.0         25.2
Share issuance expenses                                      1.6          3.1
Expenses deductible in subsequent years                       --          9.5
Minimum income tax of U.S. subsidiaries                     45.6          3.7
Deferred gain                                               58.8           --
Other                                                        1.4          3.4
                                                         -------      -------
                                                         $  14.2      $ (41.8)
                                                         =======      =======

Cash payments for income taxes in 2000 amounted to $38.1 ($6.6 in 1999 and $11.5 in 1998).

8 - CHANGES IN WORKING CAPITAL ITEMS

                                               2000         1999         1998
                                             -------      -------      -------
Accounts receivable                          $ (12.0)     $  28.6      $ (26.9)
Income taxes receivable                         11.6         (6.9)         0.1
Inventories                                                   9.4        (11.9)
                                                 6.0
Prepaid expenses                                 1.4         (2.2)         0.5
Accounts payable and accrued liabilities       (16.2)        22.7         13.2
                                             -------      -------      -------
                                             $  (9.2)     $  51.6      $ (25.0)
                                             =======      =======      =======

9 - INVENTORIES

                                                     2000        1999
                                                   -------     -------
Raw materials
         Logs                                      $  46.9     $  48.8
         Chips and other                               6.2         7.2
Operating and maintenance supplies                    37.5        36.7
Goods in process                                      14.1        13.2
Finished goods                                        25.4        30.2
                                                   -------     -------
                                                   $ 130.1     $ 136.1
                                                   =======     =======

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)

10 - PROPERTY, TIMBERLANDS, PLANT AND EQUIPMENT

                                                2000
                                ------------------------------------
                                            Accumulated
                                  Cost      depreciation       Net
                                --------    ------------    --------
Land                            $    6.2            --      $    6.2
Timberlands                         10.8      $    1.3           9.5
Buildings                          161.8          33.7         128.1
Machinery and equipment          1,348.5         299.7       1,048.8
Property under construction         64.9            --          64.9
                                --------      --------      --------
                                $1,592.2      $  334.7      $1,257.5
                                ========      ========      ========

                                                1999
                                ------------------------------------
                                            Accumulated
                                  Cost      depreciation       Net
                                --------    ------------    --------
Land                            $    6.0      $     --      $    6.0
Timberlands                        286.7          40.7         246.0
Buildings                          122.8          28.3          94.5
Machinery and equipment          1,104.3         234.2         870.1
Property under construction        150.5            --         150.5
                                --------      --------      --------
                                $1,670.3      $  303.2      $1,367.1
                                ========      ========      ========

During the year, the Company capitalized $17.9 of interest ($4.1 in 1999 and $0 in 1998) to the cost of property under construction. Government assistance in the amount of $16.4 ($4.6 in 1999) has been credited to fixed assets.

11 - OTHER ASSETS

                                                      2000         1999
                                                    --------     --------
Goodwill, at amortized cost                         $   39.8     $   41.5
Foreign exchange loss (gain), at amortized cost          2.8         (3.1)
Long-term financing costs, at amortized cost             4.1          7.5
Preferred share investment (Note 5)                     16.0         16.0
Future income tax assets                                 3.5           --
Other                                                    3.6          9.4
                                                    --------     --------
                                                    $   69.8     $   71.3
                                                    ========     ========

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


12 - BANK INDEBTEDNESS

As at December 31, 2000, bank indebtedness comprises solely outstanding cheques. As at December 31, 1999, bank indebtedness comprised a short-term loan of $47.0 bearing interest at a rate based on banker's acceptances plus 2.5% and outstanding cheques.

13 - TRADE AND OTHER ACCOUNTS PAYABLE

                                                           2000        1999
                                                         -------     -------
Accrued and trade accounts payable                       $ 100.9     $ 114.0
Accounts payable relating to fixed assets                   95.8        44.1
Salaries and vacation payable                               25.2        24.4
Taxes and stumpage dues                                      4.4         8.3
                                                         -------     -------
                                                         $ 226.3     $ 190.8
                                                         =======     =======

14 - LONG-TERM DEBT

                                                           2000        1999
                                                         -------     -------
Credit facility at variable rates ranging
     from 7.34% to 7.46% (6.50% to 7.75%)                $ 314.3     $ 471.7
Note payable, without interest, payable in variable,
     consecutive annual instalments as of 2003,
     maturing in 2008                                       14.8         5.8
Other loans, rates ranging from 0% to 12.13%,
     maturing at various dates until 2004                    1.3         7.3
                                                         -------     -------
                                                           330.4       484.8
Current portion of long-term debt                           54.9        48.2
                                                         -------     -------
                                                         $ 275.5     $ 436.6
                                                         =======     =======


CREDIT FACILITY

The credit facility, which amounts to $510.8 (or the U.S. dollar equivalent), matures in September 2003, comprises four components: a rotating term credit facility of $136.0 (or the U.S. dollar equivalent), a non-rotating term credit facility of $174.8 drawn in U.S. Dollars, a rotating working capital credit facility of $180.0 (or the U.S. Dollar equivalent) and a swing line credit facility of $20.0 (or the U.S. dollar equivalent).

Pursuant to a clause of the credit agreement, the credit facility is reduced following major disposal of fixed assets. In February 2000, the Company disposed of certain timberlands; accordingly, in February 2001, the authorized, renewable credit facility should be reduced to $42.0 (or the U.S. dollar equivalent).

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


14 - LONG-TERM DEBT (CONTINUED)

The facility bears interest at rates based on banker's acceptances plus 0.5% to 1.5% or the prime rate plus 0% to 0.5% for amounts drawn in Canadian dollars and on LIBOR plus 0.5% to 1.5% or on the U.S. prime rate plus 0% to 0.5% for amounts drawn in U.S. Dollars. The premiums are determined in accordance with the Company's financial leverage ratio, on a quarterly basis.

This credit facility is payable in quarterly instalments of varying amounts. It is secured by a movable and an immovable hypothec on the universality of the Company's property and that of its subsidiaries, and comprises certain covenants, notably regarding restrictions on the amount of fixed assets which may be acquired.

Under the terms of the credit facility, the Company is required to maintain certain ratios, in particular, a leverage ratio, a debt/equity ratio and a fixed charge coverage ratio. As well, it is required to maintain a minimum level of tangible net worth. As at December 31, 2000, the Company has complied with these requirements.

An amount of $67.2 of this credit facility is used for letters of credit.

At December 31, 2000, the unused balance of the credit facility amounts to $129.3.

MINIMUM PAYMENT REQUIREMENTS

Minimum payments requirements for the next five years amount to $54.9 in 2001, $111.4 in 2002, $150.6 in 2003 and $1.6 in 2004 and $1.5 in 2005.

INTEREST

In 2000, the interest cost relating to the long-term debt amounted to $8.2 ($29.5 in 1999 and $39.2 in 1998).

Total interest paid in cash, net of interest income and including interest capitalized to property under construction, amounted to $24.6 in 2000 ($31.8 in 1999 and $42.1 in 1998).

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


15 - ACCRUED BENEFIT LIABILITY

PENSION PLANS AND OTHER RETIREMENT BENEFITS

Alliance Forest Products Inc. has several pension plans for substantially all of its employees. Benefits under these plans are primarily based on years of service and highest average eligible earnings during any 60-month period. For the U.S. subsidiary, benefits under the plans are based primarily on years of service credited since March 27, 1997 and highest average eligible earnings during any 60-month period.

In Canada, the Company has group health, life and dental insurance plans for certain retired employees or their equivalents. In the United States, the Company has group health and life insurance plans for most of its retired employees or their equivalents.

Information relating to the various plans is as follows:

                                                       Pension plans              Other plans
                                                    --------------------      --------------------
                                                      2000         1999         2000         1999
                                                    -------      -------      -------      -------
Accrued benefit obligations

Balance, beginning of year                          $ 148.0      $ 134.2      $  45.1      $  46.2
Effect of applying new recommendations (Note 2)        23.5           --          6.4           --
Current service cost                                   11.6         11.4          1.1          1.6
Interest cost                                          12.3         11.1          3.2          3.2
Benefits paid                                          (8.8)        (8.1)        (0.8)        (0.3)
Plan amendments                                          --          3.2           --           --
Plan curtailments                                        --           --         (0.7)          --
Actuarial losses (gains)                               13.1         (2.9)        (7.0)        (3.0)
Foreign exchange rate adjustment                        1.0         (0.9)         1.7         (2.6)
                                                    -------      -------      -------      -------

Balance, end of year                                $ 200.7      $ 148.0      $  49.0      $  45.1
                                                    -------      -------      -------      -------

Plan assets

Balance, beginning of year                          $ 130.8      $ 113.7      $    --      $    --
Effect of applying new recommendations (Note 2)         1.6           --           --           --
Actual return on plan assets                            6.5         10.3           --           --
Employer contributions                                 11.1         12.7           --           --
Employee contributions                                  2.7          2.6           --           --
Benefits paid                                          (8.8)        (8.1)          --           --
Foreign exchange rate adjustment                        0.6         (0.4)          --           --
                                                    -------      -------      -------      -------

Balance, end of year                                $ 144.5      $ 130.8      $    --      $    --
                                                    -------      -------      -------      -------
Funded status - deficit                             $  56.2      $  17.2      $  49.0      $  45.1
Unamortized past service costs                                      (5.1)          --           --
Unamortized net actuarial loss (gain)                 (19.6)         3.6          5.4         10.9
                                                    -------      -------      -------      -------
Accrued benefit liability                           $  36.6      $  15.7      $  54.4      $  56.0
                                                    =======      =======      =======      =======

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


15 - ACCRUED BENEFIT LIABILITY (CONTINUED)

ACCRUED BENEFIT LIABILITY EXPENSE

                                      Pension plans                           Other plans
                                      -------------                           -----------
                              2000         1999         1998         2000         1999        1998
                            -------      -------      -------      -------      -------     -------
Current service cost        $   8.9      $   9.2      $   8.6      $   1.1      $   1.6     $   1.9
Interest cost                  12.3         11.0          9.2          3.2          3.2         3.4
Expected return on plan
  assets                       (8.7)        (9.7)        (8.6)          --           --          --
Amortization of past
  service costs                  --           --         (0.3)        (2.3)          --          --
                            -------      -------      -------      -------      -------     -------
Pension expense for the
  year                      $  12.5      $  10.5      $   8.9      $   2.0      $   4.8     $   5.3
                            =======      =======      =======      =======      =======     =======


For 2000 and 1999, the significant assumptions which management considers to be the most likely used to measure its accrued benefit obligations are as follows (weighted average assumptions, as at December 31):

                                    Pension plans                     Other plans
                                    -------------                     -----------
                             2000       1999       1998       2000       1999       1998
                            ------     ------     ------     ------     ------     ------
Canadian plans

Discount rate                6.75%       8.5%       8.5%      6.75%         --         --
Expected rate of return
    on plan assets            8.5%       8.5%       8.5%        --          --         --
Rate of compensation
    increase (average)        3.0%       2.0%       4.0%       3.0%         --         --

For valuation purposes, the assumed annual rate of growth in health care costs covered per person was set at 10.0% in 2001. Based on the assumption used, this rate should decrease by 0.5% annually to 4.5% and remain at that level thereafter.

                                     Pension plans                     Other plans
                                     -------------                     -----------
                              2000       1999       1998       2000       1999       1998
                             ------     ------     ------     ------     ------     ------
U.S. plans

Discount rate                  7.5%      7.75%      7.75%       7.5%       7.5%      7.25%
Expected rate of return
    on plan assets            8.75%      8.75%      8.75%        --         --         --
Rate of compensation
    increase (average)         5.0%       5.0%       5.0%       5.0%       5.0%       5.0%

For valuation purposes, the assumed annual rate of growth in health care costs covered per person was set at 6.0% in 2001 (7.0% in 2000 and 7.0% in 1999). Based on the assumption used, this rate should decrease annually to 5.5% and remain at that level thereafter.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


16 - CAPITAL STOCK

Authorized
Unlimited number of shares without nominal or par value
         Common shares
         First preferred shares
         Second preferred shares

Issued
Common shares

                                                2000                            1999                           1998
                                                ----                            ----                           ----
                                     Number of                       Number of                       Number of
                                      shares           Total          shares           Total          shares          Total
                                      ------           -----          ------           -----          ------          -----
Outstanding, beginning of year     $ 35,202,751      $  708.1      $ 38,176,267      $  768.3      $ 38,441,824     $  773.7
Shares issued under the share
purchase plan                           112,848           1.9            72,335           1.1            32,943          0.6
Share redemption                     (5,076,142)       (102.0)       (3,045,851)        (61.3)         (298,500)        (6.0)
                                   ------------      --------      ------------      --------      ------------     --------
Outstanding, end  of year          $ 30,239,457      $  608.0      $ 35,202,751      $  708.1      $ 38,176,267     $  768.3
                                   ============      ========      ============      ========      ============     ========

         During 2000, the Company redeemed and cancelled 5,076,142 common shares (3,045,851 in 1999 and 298,500 in 1998) for $100.6 ($50.3 in 1999 and
         $4.7 in 1998). The discount on the redemption of shares amounted to $1.4 in 2000 ($11.0 in 1999) was charged to the contributed surplus.

         Earnings per share are calculated using the weighted average number of common shares outstanding during the year, which amounted to 31,222,434 shares in 2000 (36,606,565 in 1999 and 38,359,552 in 1998).

         On April 20, 2000, the shareholders approved the shareholder rights protection plan adopted by the Company. In the event that a person or group announces his, her or its intention to acquire or acquires 20% or more of the Company's common shares, without first making an offer in accordance with certain criteria or obtaining approval from the Board of Directors while the subscription right system is in effect, subscription rights will be issued. Each right confers on its holder the right to acquire common shares of the Company for an amount equivalent to 50% of market value. The threat of a significant dilution should therefore result in changes to the offer so that it complies with certain criteria or should encourage negotiations with the Board of Directors.

         Officers' stock option plan

         The Company has a stock option plan for certain officers. These options generally expire ten years after they are granted and can be exercised immediately or progressively three or four years after they are granted.

                                              2000                       1999                       1998
                                              ----                       ----                       ----
                                      Number       Weighted                   Weighted                   Weighted
                                      Number        average      Number        average     Number        average
                                       of          exercise        of         exercise       of          exercise
                                     options         price       options        price      options         price
                                     -------         -----       -------        -----      -------         -----
Outstanding, beginning of year      2,570,470      $  20.32    2,515,303      $  20.42    1,306,652      $  24.60
Granted                               146,601         17.71       68,784         15.89    1,243,759         16.03

Cancelled                            (147,603)        20.69      (13,617)        17.00      (35,108)        21.06
                                    ---------      --------    ---------      --------    ---------      --------
Outstanding, end of year            2,569,468      $  20.17    2,570,470      $  20.32    2,515,303      $  20.42
                                    =========      ========    =========      ========    =========      ========

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)

16 - CAPITAL STOCK (CONTINUED)

The following table summarizes information about the stock options outstanding at December 31, 2000:

                                  Number            Weighted           Weighted          Number of          Weighted
                                outstanding          average           average          exercisable          average
                                                    remaining       exercise price        options           exercise
                                                   contractual                                                price
                                                      life
                                -----------        -----------      --------------      -----------         ---------
Range of exercise prices
$14.00 - $19.99                  1,463,928               7.03             $15.41           939,995             $15.28
$20. 00 - $24.99                   366,218               3.15              23.73           347,616              23.75
$25.00 - $29.99                    705,226               3.29              27.51           698,643              27.50
$30.00 - $35.00                     34,096               6.09              34.06            19,548              33.92
                                 ---------                                               ---------
                                 2,569,468                                               2,005,802
                                ===========        ===========      ==============      ===========         =========

EMPLOYEE SHARE PURCHASE PLAN

Since February 15, 1995, under the Employee share purchase plan, all employees are eligible to purchase shares at a price of 90% of the quoted market value. Shares purchased under the plan are subject to a mandatory twelve-month holding period, twenty-four-month in the United States. Employees who hold the shares purchased in any calendar year until June 30 of the following year are entitled to receive a Company contribution equivalent to 15% of the employee's contribution used to purchase the shares. This Company contribution is used to purchase additional shares at the market price on June 30. As at December 31, 2000, 1,700,000 common shares (1,700,000 in 1999 and 1998) were authorized for issuance under the plans. During the year, 112,848 common shares (72,335 in 1999 and 32,943 in 1998) were issued under the plan at an average price of $16.84 per share ($15.21 in 1999 and $18.21 in 1998). Since its inception, 281,632 shares have been issued under this plan.

17 - COMMITMENTS

SUPPLY AGREEMENTS AND LEASES

The Company has entered into various agreements, primarily for supply agreements, expiring on different dates up to 2034, that call for total payments of $300.5. Minimum payments for the next five years amount to $16.6 in 2001, $16.4 in 2002, $15.7 in 2003, $14.8 in 2004 and $14.0 in 2005. Moreover,
following the sale of timberlands in Alabama, the Company signed a fifteen-year contract providing it with a stable supply of fiber at market price. This contract ensures a minimum supply of 42 % of the Coosa Pines' requirements in virgin fiber for the term of the contract.

COMMITMENTS FOR CAPITAL EXPENDITURES

In connection with its capital expenditures program, the Company has undertaken, under various contracts, to pay an amount of approximately $143.9 primarily to complete construction of its recycled pulp plant at the Coosa Pines complex.

ENVIRONMENT

The Company intends to comply with environmental regulations in the United States (Cluster Rules), as planned at the time of the acquisition of Coosa Pines in 1997. The Company estimates that it has cost approximately $101.3 to conform the current Coosa Pines installations to the American standards, including $12.8 from now until December 2001.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


18 - FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the short-term investment, trade accounts receivable, bank indebtedness and accrued and trade accounts payable is comparable to their carrying amount given their relative short term to maturity.

The fair value of the investment in preferred shares and the note payable has not been determined because it is practically impossible to find financial instruments on the market with essentially the same economic characteristics.

The fair value of the credit facility is equivalent to its carrying amount since it bears interest at variable rates.

The fair value of the various derivative financial instruments is determined using market parameters.

The following table presents the fair value and the term of the Company's derivative financial instruments:

                                                                            2000
                                                                            ----
                                                                      Reference amount
                                                                      ----------------
                                  0 to 1 year    1 to 2 years   2 to 3 years   3 to 5 years      Total      Fair value
                                  -----------    ------------   ------------   ------------      -----      ----------
Put options in U.S. dollars
purchased                            US$137.1       US$136.0       US$113.0             --     US$386.1       CA$ 1.2
Call options in U.S.
dollars sold                            113.1           91.0           69.0             --         273.1         (5.4)

                                                                            2000
                                                                            ----
                                                                      Reference amount
                                                                      ----------------
                                  0 to 1 year    1 to 2 years   2 to 3 years   3 to 5 years      Total      Fair value
                                  -----------    ------------   ------------   ------------      -----      ----------
Put options in U.S. dollars
purchased                            US$166.0       US$136.0       US$109.0        US$24.0     US$435.0       CA$ 5.8
Call options in U.S.
dollars sold                            183.0          112.0           80.0           24.0        399.0          (7.5)
Cross-currency interest
rate swaps                                 --             --             --          160.0        160.0           3.8


The fair value represents exchange gains or losses which would have been realized if the Company had sold all of its derivative financial instruments at December 31 each year, which is not the case.

19 - CONTINGENCIES

Claims and lawsuits have been filed against the Company in the normal course of its operations. In management's opinion, there is generally adequate insurance coverage for these claims and lawsuits. In cases where coverage is inadequate, the outcome of the claims or lawsuits is not expected to substantially affect the Company's financial position.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31, (IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)

20 - SEGMENTED INFORMATION

The Company has defined its segments based on its organizational structure. The paper segment includes newsprint and uncoated groundwood specialty paper, the pulp segment includes fluff pulp and SBHK pulp while the lumber segment also includes treated wood and joists.


By industry segment               Pulp                                  Paper                                  Lumber
                                  ----                                  -----                                  ------
                      2000        1999          1998         2000        1999         1998         2000         1999        1998
                    --------    --------      --------     --------    --------     --------     --------     --------    --------
Sales(a)            $  615.6    $  536.1      $  622.0     $  235.2    $  182.1     $  176.0     $  234.3     $  334.5    $  287.1
Depreciation,
  amortization
  and depletion         49.3        50.5          47.8         13.2        12.3          9.6         14.8         25.7        29.3
Amortization of
  deferred gain           --          --            --           --          --           --        (34.4)          --          --
Operating
  income (loss)         33.9       (19.6)         79.3         51.1        (4.9)       (16.9)        13.5         36.0        33.3
Capital
  expenditures         145.2        84.3          65.6         58.9        17.1         27.8         19.2         18.4        17.9
Assets                 998.1     1,037.5       1,035.8        285.8       389.1        424.2        248.8        263.4       248.6


By industry segment
                                               Head Office                            Consolidated
                                               -----------                            ------------
                                     2000         1999         1998         2000          1999         1998
                                   --------     --------     --------     --------      --------     --------
Sales(a)                           $     --     $     --     $     --     $1,085.1      $1,052.7     $1,085.1
Depreciation, amortization and          1.4          0.9          0.6         78.7          89.4         87.3
depletion
Amortization of  deferred gain           --           --           --        (34.4)           --           --
Operating income (loss)                  --           --           --         98.5          11.5         95.7
Capital expenditures                    1.7          0.8          3.1        225.0         120.6        114.4
Assets                                 95.2         44.4         63.2      1,627.9       1,734.4      1,771.8

Note: Operating income from lumber as at December 31, 2000 includes a deferred gain of $34.4.

(a) In 2000, transactions with one customer in the pulp segment represent 18.3% of sales (14.7% in 1999 and 15.8% in 1998). This same customer represents 24.3% of the Company's total accounts receivable (28.0% in 1999).

Shipments                                                 2000        1999        1998
                                                          ----        ----        ----
Newsprint and uncoated groundwood specialty paper(1)     783,693     774,377     742,627
Market pulp (1)                                          264,295     271,398     265,912
Wood products (2)                                        589,417     662,338     602,264

(1)   Metric tons
(2)   Thousands of foot board measures

By geographic segments
                              2000           1999          1998                               2000          1999          1998
                              ----           ----          ----                               ----          ----          ----
Sales                                                                 Operating income
Canada                                                                Canada                $    9.6          $9.1          54.6
Canadian customers         $  131.2      $  121.8       $  119.9      United States             88.9           2.4          41.1
                           --------      --------       --------                            --------      --------      --------
American customers            398.5         388.9          399.9                            $   98.5      $   11.5      $   95.7
Overseas customers              5.2           9.7            2.2      Assets
                           --------      --------       --------                            ========      ========      ========
                           $  534.9      $  520.4       $  522.0      Fixed assets
                           ========      ========       ========
United States                                                         Canada                $  659.3      $  527.9      $  516.8
Canadian customers                -           6.3           11.8      United States            598.2         839.2         852.9
                                                                                            --------      --------      --------
American customers            483.5         483.4          490.2                            $1,257.5      $1,367.1      $1,369.7
                                                                                            ========      ========      ========
Overseas customers             66.7          42.6           61.1      Goodwill
                           --------      --------       --------
                           $  550.2      $  532.3       $  563.1      Canada                $   39.8      $   41.5      $   41.0
                           --------      --------       --------                            ========      ========      ========
Total                      $1,085.1      $1,052.7       $1,085.1
                           ========      ========       ========

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


21 - COMPARISON OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). In certain respects, Canadian GAAP differ from United States generally accepted accounting principles (U.S. GAAP).

The following summary sets out the material adjustments to the Company's net earnings (loss) which would be made in order to conform with U.S. GAAP:

                                                         2000          1999          1998
                                                         ----          ----          ----
Net earnings adjustments
Net earnings (loss) in accordance with Canadian
GAAP                                                   $   21.3      $  (16.2)     $   25.9
Add (deduct)
         Unrealized exchange gains                         (5.9)         33.9         (17.8)
          (losses)(a)
         Unrealized exchange gains (losses) on
          foreign currency hedges(b)                       (2.5)         61.4         (31.5)
         Postretirement benefits other than
          pensions(c)                                        --          (0.3)         (0.2)
         Pension                                           (1.0)         (4.7)         (2.2)
          costs(d)
         Income taxes on previous                           2.3         (30.7)         17.3
          adjustments
         Income tax related to May 12, 1994
          acquisition(e)                                     --          (1.6)         (2.2)
                                                       --------      --------      --------
Net earnings (loss) in accordance with U.S. GAAP       $   14.2      $   41.8      $  (10.7)
                                                       ========      ========      ========
Net earnings (loss) per common share in accordance
with U.S. GAAP                                         $   0.46      $   1.14      $  (0.28)
                                                       ========      ========      ========

The following summary sets out the material differences in the Company's balance sheet under Canadian and United States generally accepted accounting principles:

                                                              2000
                                                              ----
                                            Canadian GAAP   Adjustments      U.S. GAAP
                                            -------------   -----------      ---------
Balance sheet components
     Other assets(a)                         $     69.8     $     (9.8)     $     60.0
     Trade and other accounts payable(b)          226.3            4.2           230.5
     Accrued benefit liability(c)(d)               91.0          (28.6)           62.4
     Shareholders' equity(a)(b)(d)(e)             803.6           14.6           818.2

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


21 - COMPARISON OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                                                                   1999
                                                                   ----
                                                Canadian GAAP   Adjustments      U.S. GAAP
                                                -------------   -----------      ---------
Balance sheet components
         Other assets(a)                         $     71.3     $     (0.4)     $     70.9
         Trade and other accounts payable(b)          190.8            1.7           192.5
         Accrued benefit liability(c)(d)               71.7           (1.3)           70.4
         Future income taxes(e)                        41.8           (9.3)           32.5
         Shareholders' equity(a)(b)(c)(d)(e)          892.4            8.5           900.9

(a) Unrealized exchange gains and losses attributable to the translation of long-term debt in a foreign currency and cross-currency interest rate swaps, at rates in effect at the balance sheet date, are deferred and amortized over the remaining life of these financial instruments. Under U.S. GAAP, these gains and losses are charged to earnings.

(b) Under Canadian GAAP, unrealized exchange gains and losses on long-term derivative financial instruments designated to hedge future income are recognized when the contracts expire. Under U.S. GAAP, such gains and losses are charged to earnings as though the Company had realized these contracts at year-end.

(c) Under Canadian GAAP, in 1999 and 1998, certain postretirement benefits other than pensions were accounted for on a "pay-as-you-go" basis. Under U.S. GAAP, these postretirement benefits are accounted for on an accrual basis. On January 1, 2000, the Company adopted the accrual basis under Canadian GAAP.

(d) Under U.S. GAAP, the rate used for discounting pension benefit obligations is the rate which reflects the market rate. The rate used under Canadian GAAP is based on management's best estimate of the future return on the plan assets over the expected duration of the plan, except for the discount rate used as of January 1, 2000, which, under the new CICA recommendations, is the market rate. The remaining difference between the figures presented under Canadian GAAP and those presented under U.S. GAAP results from the method used to apply the standards in Canada.

(e) On May 12, 1994, the Company acquired Domtar Inc. newsprint, uncoated groundwood paper and related lumber operations. The tax values of the assets and liabilities acquired were different from the book value. Before January 1, 2000, under Canadian GAAP, no future income tax was recorded with respect to this difference. Under U.S. GAAP, a deferred tax asset of $32.0 was recorded initially and subsequently reduced through amortization. Following application of the new recommendations as of January 1, 2000, there is no longer a difference in the accounting treatment under Canadian and U.S. GAAP.

(f) Under Canadian GAAP, share issuance expenses are charged directly to retained earnings. Under U.S. GAAP, these expenses are deducted from the related proceeds, with the net proceeds being recorded in the capital stock account.

ALLIANCE FOREST PRODUCTS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS AT DECEMBER 31,
(IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)


21 - COMPARISON OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

(g) Under U.S. GAAP, the Company has elected to continue to measure compensation costs related to awards of stock options using the intrinsic value-based method of accounting. In this instance, however, under Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation", the Company is required to make pro forma disclosures of net earnings and net earnings per share as if the fair-value-based method of accounting had been applied. The fair value of options granted was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.5% (5.1% in 1999 and 5.3% in 1998): expected life of six years for the three years and volatility of 40.0% (30.0% in 1999 and 34.0% in 1998).

         Accordingly, the Company's net earnings and net earnings per share for the year ended December 31, 2000 would have been decreased, on a pro-forma basis, by $3.3 and $0.11 respectively (decrease of net earnings and net earnings per share of $4.7 and $0.13 respectively for 1999 and increase of net loss and net loss per share of $5.6 and $0.14 respectively for 1998). The weighted average fair value of options granted in 2000 was $8.89 ($6.51 in 1999 and $6.95 in 1998).

(h) Under Canadian GAAP, distribution costs, which include freight, commissions and discounts, are deducted from revenues in arriving at the net sales. Under U.S. GAAP, commissions and freight costs should not be presented as deductions from sales but rather should be treated as operating expenses. If this presentation had been adopted, net sales and operating expenses would have increased by $102.0 in 2000 ($96.5 in 1999 and $97.9 in 1998). This difference in presentation would have had no effect on operating income and net earnings.

(i) The FASB has issued SFAS No. 133 "Accounting for Derivative Instruments for Hedging Activities", which is effective for the fiscal years beginning after June 15, 2000. The Company has not yet determined the possible repercussions of this new standard.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses to be paid by Bowater in connection with this offering are as follows:

Securities and Exchange Commission registration fee            $ 68,870.67
Printing expenses                                                 5,000.00
Accounting fees and expenses                                      7,500.00
Legal fees and expenses                                          15,000.00
Miscellaneous                                                     3,629.33
                                                               -----------
Total                                                          $100,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or manner as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Restated Certificate of Incorporation of Bowater provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, Bowater shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of Bowater or is or was serving at the request of Bowater as a director or officer of another enterprise.

         Under insurance policies maintained by Bowater, directors and officers of Bowater may be indemnified against certain losses arising from certain claims, including claims under the Securities Act, which may be made against such persons by reason for their being such directors or officers.

ITEM 16.  EXHIBITS

         The following exhibits are filed herewith or incorporated herein by reference:

2.1 Arrangement Agreement dated as of April 1, 2001, by and between Bowater and Alliance Forest Products Inc. (incorporated by reference to Exhibit
         2.1 to Bowater's Quarterly Report on Form 10-Q for the period ended March 31, 2001).

4.1 Restated Certificate of Incorporation of Bowater, as amended (incorporated by reference to Exhibit 4.2 to the Bowater's Registration Statement No. 33-51569).

4.2 Bylaws of Bowater amended and restated as of May 20, 1998 (incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the 1998 Registration Statement).

5 Opinion of Anthony H. Barash regarding the legality of the securities being issued.*

8.1      Opinion of Fraser Milner Casgrain LLP regarding tax matters.*

8.2      Opinion of Carter, Ledyard & Milburn regarding tax matters.*

23.1     Consent of KPMG LLP, independent accountants.*

23.2     Consent of Raymond Chabot Grant Thornton, Chartered Accountants.*

23.3     Consent of Anthony H. Barash (included in Exhibit 5).*

23.4     Consent of Fraser Milner Casgrain LLP (included in Exhibit 8.1).*

23.4     Consent of Carter, Ledyard & Milburn (included in Exhibit 8.2).*

24       Powers of Attorney.*

99.1 Form of Voting and Exchange Trust Agreement among Bowater, Bowater Holdings, Bowater Canada and Montreal Trust Company of Canada (incorporated by reference to Annex F of the Joint Management Information Circular and Proxy Statement filed on June 18, 1998 on
         Schedule 14A for Bowater).

99.2 Form of Support Agreement among Bowater, Bowater Holdings and Bowater Canada (incorporated by reference to Annex G of the Joint Management Information Circular and Proxy Statement filed on June 18, 1998 on
         Schedule 14A for Bowater).

----------------------
*  Previously filed.

ITEM 17. UNDERTAKINGS

         (a) Bowater hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, However, that paragraphs (i) and (ii) above
                  do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Bowater pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bowater pursuant to the provisions described under Item 15 above, or otherwise, Bowater has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bowater of expenses incurred or paid by a director, officer or controlling person of Bowater in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bowater will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Bowater certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, the State of South Carolina, on September 20, 2001.


                                       BOWATER INCORPORATED
                                       By:    /s/Arnold M. Nemirow
                                              -----------------------------
                                       Name: Arnold M. Nemirow
                                       Title: Chairman, President and Chief
                                              Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                           TITLE                            DATE
            ---------                           -----                            ----
/s/ Arnold M. Nemirow               Director, Chairman, President          September 20, 2001
---------------------               and Chief Executive Officer
Arnold M. Nemirow

/s/ David G. Maffucci               Senior Vice President and              September 20, 2001
---------------------               Chief Financial Officer
David G. Maffucci

/s/ Michael F. Nocito               Vice President and Controller          September 20, 2001
---------------------
Michael F. Nocito

         *                          Director                               September 20, 2001
---------------------------
Francis J. Aguilar

         *                          Director                               September 20, 2001
---------------------------
Richard Barth

         *                          Director                               September 20, 2001
---------------------------
Kenneth M. Curtis

         *                          Director                               September 20, 2001
---------------------------
Cinda A. Hallman

         *                          Director                               September 20, 2001
---------------------------
Charles J. Howard

            SIGNATURE                           TITLE                            DATE
            ---------                           -----                            ----
         *                          Director                               September 20, 2001
---------------------------
James L. Pate

         *                          Director                               September 20, 2001
---------------------------
John A. Rolls

         *                          Director                               September 20, 2001
---------------------------
Arthur R. Sawchuk

* By: /s/ Wendy C. Shiba            Attorney-in-Fact
     ----------------------
      Wendy C. Shiba

                                  EXHIBIT INDEX

Exhibit No.

2.1 Arrangement Agreement dated as of April 1, 2001, by and between Bowater and Alliance Forest Products Inc. (incorporated by reference to Exhibit
         2.1 to Bowater's Quarterly Report on Form 10-Q for the period ended March 31, 2001).

4.1 Restated Certificate of Incorporation of Bowater, as amended (incorporated by reference to Exhibit 4.2 to the Bowater's Registration Statement No. 33-51569).

4.2 Bylaws of Bowater amended and restated as of May 20, 1998 (incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the 1998 Registration Statement).

5 Opinion of Anthony H. Barash regarding the legality of the securities being issued.*

8.1      Opinion of Fraser Milner Casgrain LLP regarding tax matters.*

8.2      Opinion of Carter, Ledyard & Milburn regarding tax matters.*

23.1     Consent of KPMG LLP, independent accountants.*

23.2     Consent of Raymond Chabot Grant Thornton, Chartered Accountants.*

23.3     Consent of Anthony H. Barash (included in Exhibit 5).*

23.4     Consent of Fraser Milner Casgrain LLP (included in Exhibit 8.1).*

23.4     Consent of Carter, Ledyard & Milburn (included in Exhibit 8.2).*

24       Powers of Attorney*

99.1 Form of Voting and Exchange Trust Agreement among Bowater, Bowater Holdings, Bowater Canada and Montreal Trust Company of Canada (incorporated by reference to Annex F of the Joint Management Information Circular and Proxy Statement filed on June 18, 1998 on
         Schedule 14A for Bowater).

99.2 Form of Support Agreement among Bowater, Bowater Holdings and Bowater Canada (incorporated by reference to Annex G of the Joint Management Information Circular and Proxy Statement filed on June 18, 1998 on
         Schedule 14A for Bowater).

-------------
*Previously filed.